Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and between

FEDNAT HOLDING COMPANY,

a Florida corporation

and

1347 PROPERTY INSURANCE HOLDINGS, INC.,

a Delaware corporation

MAISON MANAGERS, INC.,

a Delaware corporation

MAISON INSURANCE COMPANY,

a Louisiana corporation

and

CLAIMCOR, LLC,

a Florida limited liability company

Dated as of February 25, 2019

Exhibits and Schedules:

Exhibit A – Purchase Price Allocation

Exhibit B – Reinsurance Capacity Right of First Refusal Agreement

Exhibit C – Standstill Agreement

Exhibit D –Registration Rights Agreement

Exhibit E – Investment Advisory Agreement

INDEX OF DEFINED TERMS

Capitalized terms that are used in this Agreement, but not defined in Section 1.01, are defined in the following sections of this Agreement:

Definition:	Location:	Definition:	Location:

401(k) Plan	5.08(b)	MIC	Preamble
Acquisition Proposal	5.03(h)(i)	MM	Preamble
Action	3.07	Net Book Value Target	5.25
Additional Payment	5.25	Net Recovery	8.05(c)
Agreed Tax Treatment	5.16(f)	No-Shop Period Start Date	5.03(b)(i)
Alternative Acquisition Arrangement	5.03(c)(ii)	Notice Period	5.03(c)(ii)
Burdensome Condition	5.05	Original Date	5.21(a)
CC	Preamble	Outside Date	7.01(b)(i)
Change of Recommendation	5.03(c)(i)(E)	Parent	Preamble
Chosen Courts	9.07	Parent Closing Certificate	6.02(d)
Closing	2.02	Parent Disclosure Letter	III
Closing Date	2.02	Parent Indemnitee	8.02(b)
Closing Date Net Book Value	5.25	Parent Plans	3.09(a)
Closing Date Surplus Amount	5.25	Parent Supplement	5.23
Closing Surplus	5.19	Patents	1.01(t)
Closing Surplus Target	5.25	Permits	3.08(c)
Company and Companies	Preamble	Proxy Statement	5.20(a)
Company Equity	Recitals	Purchase Price	2.01(b)
Company Indemnified Persons	5.24(a)	Purchaser	Preamble
Company IP	3.16(a)	Purchaser Common Stock	4.02(a)
Company Plans	3.09(a)	Purchaser Disclosure Letter	IV
Company Recommendation	3.05(c)	Purchaser Indemnitee	8.02(a)
Confidentiality Agreement	5.04(b)	Purchaser Preferred Stock	4.02(a)
Consolidated Net Book Value	6.02(e)	Purchaser Regulatory Agreement	4.08(b)
Copyrights	1.01(t)	Purchaser Supplement	5.23
Deductible	8.05(a)	Regulatory Agreement	3.08(d)
Effective Date	Preamble	Reinsurance Arrangements	3.28
Employee Plans	3.09(a)	Requisite Company Vote	3.04(b)
Environmental Law	3.11(b)	Requisite Regulatory Approvals	5.05
Equity Plan Stock	4.02(a)	Restricted Business	5.12(a)
Equity Sale	2.01(a)	Restricted Period	5.12(a)
Estimated Closing Date Balance Sheet	6.02(i)	Section 338(h)(10) Election	2.04(a)
Financial Statements	3.06(a)	STAT Financial Statements	3.06(b)
Fund and Funds	5.17(b)	Statutory Capital Requirements	3.08(b)
Fundamental Representations	8.01(a)	Stockholders Meeting	5.21(a)
GAAP	3.06(a)	Superior Proposal	5.03(h)(ii)
Go-Shop Period	5.03(a)	Supplement	5.23
Hazardous Substance	3.11(c)	Surplus Note Payment	2.01(b)
Indemnifying Party	8.03(a)	Tampa Office Lease	5.17(a)
Indemnitees	8.02(b)	Target Closing Date	2.02
Loans	3.19(a)	Third-Party Claim	8.03(a)
Marks	1.01(t)	Transfer Taxes	5.16(h)
Material Contract	3.13(a)

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of February 25, 2019 (the “Effective Date”), and is by and between FEDNAT HOLDING COMPANY, a Florida corporation (“Purchaser”), 1347 PROPERTY INSURANCE HOLDINGS, INC., a Delaware corporation (“Parent”), MAISON MANAGERS, INC., a Delaware corporation (“MM”), MAISON INSURANCE COMPANY, a Louisiana corporation (“MIC”), and CLAIMCOR, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, together, the “Companies”).

RECITALS

WHEREAS, Parent owns all of the issued and outstanding shares of common stock of MM and MIC, and the entire issued and outstanding membership interest of CC (such equity interests, collectively, the “Company Equity”); and

WHEREAS, subject to the terms and conditions set forth herein, Parent desires to sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser desires to purchase and accept from Parent, all of the Company Equity; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants, and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth as follows:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Benefit Plan” means all “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, and whether or not subject to ERISA, whether formal or informal or oral or written.

(c) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Miami, Florida are authorized by Law or executive order to be closed.

(d) “Business Employee” means any employee of Parent or any of the Companies, other than those persons listed in Section 1.01(d) of the Parent Disclosure Letter.

(e) “Cap” means an amount equal to Seven Million Two Hundred Thousand and No/100 Dollars ($7,200,000.00).

(f) “Cash Consideration” means an amount equal to Twenty-Five Million Five Hundred Thousand and No/100 Dollars ($25,500,000.00).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts that: (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; or (ii) prevents or materially impairs the ability of Parent or one or more of the Companies to consummate, or prevents or materially delays, the Closing or any of the other Transactions; provided, that a Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, or state of facts to the extent: (A) generally affecting insurance companies, insurance holding companies, or the economy as a whole; (B) arising from or relating to any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to (I) any facility or property of the Parent or the Companies, or otherwise renders them physically unusable or inaccessible, or (II) any property that is insured by Parent or the Companies pursuant to policies written by Parent or any of the Companies, in either event to the extent to which either (i) or (ii) above is true with respect thereto); (C) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof that generally affects insurance companies or insurance holding companies; (D) arising from or relating to any general economic or political conditions; (E) arising from or relating to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (F) arising from or relating to any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Purchaser; (G) arising from or relating to any breach by Purchaser of this Agreement or the Confidentiality Agreement; (H) arising from or relating to any natural or man-made disaster or acts of God, other than any of the foregoing to the extent that either (i) or (ii) above is true with respect thereto as a result of claims being made under insurance policies written by Parent or any of the Companies; or (I) arising from the announcement, pendency, or completion of the Transactions; except, with respect to clauses (A), (B), (C), (D), or (E) of this Section 1.01(h), to the extent that the impact of such event, change, circumstances, occurrence, effect, or state of facts has a materially disproportionately adverse effect on the Companies, taken as a whole, as compared to similarly situated companies.

(i) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order, or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, whether oral or written (including all amendments to any of the forgoing).

(j) “Control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is considered a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code that includes any of the Companies, or is considered a single employer under “common control” with any of the Companies under Section 4001(b)(1) of ERISA.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(n) “Excluded Taxes” means: (i) any Taxes of the Companies for any Parent Tax Period; (ii) any Taxes of the Companies for any Pre-Closing Tax Straddle Period; (iii) any Taxes imposed as a result of any of the Companies being a member of any affiliated, consolidated, combined, or unitary Tax group at any time on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, by contract in existence at any time on or prior to the Closing Date, or otherwise; (iv) any Taxes arising from any breach by Parent or any of its Affiliates (other than a breach by the Companies after the Closing Date) of the covenant contained in Section 5.01(l) of this Agreement; (v) any Taxes arising from or in connection with any inaccuracy in or breach of any of the representations or warranties made by Parent in Section 3.12 of this Agreement; (vi) Transfer Taxes for which Parent is responsible pursuant to Section 5.16(h); and (vii) all costs and expenses, including reasonable out-of-pocket legal, accounting, appraisal, consulting or similar fees, actually incurred by Purchaser or its Affiliates relating to the foregoing.

(o) “GAAP Book Value” means the consolidated shareholder’s equity of the Companies determined in accordance with GAAP.

(p) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, or body.

(q) “Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers, or other agreements of insurance, including all supplements, riders, and endorsements issued or written in connection therewith and extensions thereto, issued, renewed, or written by MIC on or prior to the Closing Date, and all renewals or reinstatements thereof, in each case that are in-force as of the Closing Date.

(r) “Insurance Laws” means: (i) the Louisiana Insurance Code; (ii) the Texas Insurance Code; (iii) the Florida Insurance Code; (iv) all rules, regulations, judgments, orders, rulings, opinions, and guidance promulgated or otherwise disseminated by the Insurance Regulators; and (v) all other Laws relating to any of the foregoing.

(s) “Insurance Regulators” mean, collectively: (i) the Louisiana Department of Insurance; (ii) the Texas Department of Insurance; (iii) the Florida Office of Insurance Regulation; and (iv) all other Governmental Entities regulating the business of the Companies.

(t) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks, and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers; (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technologies, trade secrets, works of authorship and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(u) “Intentional Breach” means a material breach that is a consequence of an act voluntarily undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(v) “Intercompany Payables” means all account, note, or loan payables and all advances (cash or otherwise) or any other Loans that are payable by Parent or any of its Subsidiaries (other than the Companies) to the Companies.

(w) “Intercompany Receivables” means all account, note, or loan payables and all advances (cash or otherwise) or any other Loan that is receivable by Parent or any of its Subsidiaries (other than the Companies) from the Companies.

(x) “IRS” means the U.S. Internal Revenue Service.

(y) “IT Assets” means computers, computer software, source and object code, firmware, servers, websites, applications, systems, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment that is owned, directly operated, rented, or licensed by any of the Companies.

(z) “Knowledge” of: (i) Parent means the actual knowledge after reasonable due inquiry of the individuals set forth on Section 1.01(z) of the Parent Disclosure Letter into the relevant matter; and (ii) Purchaser means the actual knowledge after due inquiry of the individuals set forth on Section 1.01(z) of the Purchaser Disclosure Letter into the relevant matter.

(aa) “Law” means any federal, state, local, foreign, or multinational law, statute, ordinance, rule, code, regulation, order, judgment, directive, writ, injunction, arbitration award, agency requirement, decree, or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed, or imposed by any Governmental Entity. “Laws” includes all Insurance Laws.

(bb) “Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

(cc) “Losses” means all losses, damages, liabilities, claims, interest, penalties, fines, judgments, and settlements, including actual and documented costs and expenses in connection with reasonable attorney’s fees; provided, that in calculating a party’s Losses, any special, expectation, indirect, consequential, punitive, exemplary or incidental losses or damages, loss of future revenue or income, loss of reputation or opportunity, loss of goodwill, diminution of value, or damages based on any type of multiple, whether based in contract, tort, strict liability or otherwise (in each case other than any such losses or damages to the extent actually paid to third parties in connection with a Third-Party Claim) shall be excluded.

(dd) “NASDAQ” means the NASDAQ Global Select Market.

(ee) “Parent Tax Period” means any Taxable year or period ending on or prior to December 31, 2018.

(ff) “Permitted Liens” means: (i) Liens for Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, and carriers’ Liens arising in the ordinary course of business of the Companies consistent with past practice; (iii) restrictions on transfers under applicable securities Laws; (iv) any zoning, building code, land use, planning, entitlement, environmental or similar laws or regulations imposed by any Governmental Entities as a matter of general application; (v) workers’ or unemployment compensation Liens arising in the ordinary course of business; (vi) the interests of lessors in equipment leased or loaned; (vii) any Liens that will be discharged or released either prior to, or simultaneously with, the Closing; and (viii) any Liens created by Purchaser or any of its Affiliates.

(gg) “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any Governmental Entity.

(hh) “Pre-Closing Tax Straddle Period” means with respect to any Taxable period which begins on or prior to, and ends after, the Closing Date, any portion of such period ending on and including the Closing Date.

(ii) “Producer” means the agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters, or intermediaries, whether appointed by MIC or not, through whom or which any policyholder has or may have secured any Insurance Contract with MIC.

(jj) “Purchaser Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts that: (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of Purchaser and its Subsidiaries, taken as a whole; or (ii) prevents or materially impairs the ability of Purchaser to consummate, or prevents or materially delays, the Closing or any of the other Transactions; provided, that a Purchaser Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent: (A) generally affecting insurance companies, insurance holding companies, or the economy as a whole; (B) arising from or relating to any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to (I) any facility or property of the Purchaser or its Subsidiaries, or otherwise renders them physically unusable or inaccessible, or (II) any property that is insured by Purchaser or any of its Subsidiaries pursuant to policies written by Purchaser or any of its Subsidiaries, in either event to the extent to which either (i) or (ii) above is true with respect thereto); (C) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof that generally affects insurance companies or insurance holding companies; (D) arising from or relating to any general economic or political conditions; (E) arising from or relating to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (F) arising from or relating to any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Parent or the Companies; (G) arising from or relating to any breach by Parent or the Companies of this Agreement or the Confidentiality Agreement; (H) arising from or relating to any natural or man-made disaster or acts of God, other than any of the foregoing to the extent that either (i) or (ii) above is true with respect thereto as a result of claims being made under insurance policies written by Purchaser or its Subsidiaries; or (I) arising from the announcement, pendency, or completion of the Transactions; except, with respect to clauses (A), (B), (C), (D), or (E) of this Section 1.01(jj), to the extent that the impact of such event, change, circumstance, occurrence, effect, or state of facts has a materially disproportionately adverse effect on Purchaser and its Subsidiaries, taken as a whole, as compared to similarly situated companies.

(kk) “Purchaser Plan” means all Benefit Plans: (i) contributed, sponsored by, or maintained by the Purchaser or its Subsidiaries; (ii) under which any employee, former employee, director, officer, independent contractor, or consultant of Purchaser or its Subsidiaries has any present or future right to benefits; or (iii) under which Purchaser or its Subsidiaries has any present or future liability.

(ll) “Purchaser SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Purchaser under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC (together with all exhibits and schedules thereto and all information incorporated therein by reference).

(mm) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent, or representative of such Person.

(nn) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(oo) “SEC” means the U.S. Securities and Exchange Commission.

(pp) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(qq) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(rr) “Statutory Accounting Principles” means the accounting practices prescribed or permitted by the Insurance Regulators to be used in connection with the preparation of financial statements of an insurance or reinsurance (or similar) company in effect at the time such financial statements in question are prepared.

(ss) “Statutory Surplus” means the aggregate amount of MIC’s statutory capital and surplus, as determined in accordance with the Statutory Accounting Principles and applied on a consistent basis throughout the periods involved.

(tt) “Stock Consideration” means a number of shares of Purchaser Common Stock equal to: (i) Twenty-Five Million Five Hundred Thousand and No/100 Dollars ($25,500,000); divided by (ii) the weighted average closing price per share of the Purchaser Common Stock on NASDAQ during the twenty (20) trading days immediately preceding the Closing Date.

(uu) “Straddle Period” means, with respect to the Companies, any taxable period beginning on or prior to and ending after the Closing Date.

(vv) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50.0%) of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(ww) “Surplus Notes” means, collectively, each Surplus Note (Non-Negotiable) dated December 21, 2015, September 29, 2016, September 28, 2017, December 28, 2017, November 14, 2018, December 27, 2018 and at a time subsequent to this Agreement, each given by MIC to the order of Parent. “Surplus Note” means one of the Surplus Notes, as the context requires.

(xx) “Tax Contest” means any federal, state, local, or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.

(yy) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, escheat and/or unclaimed property, premium, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, including, without limitation, all interest, penalties, and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(zz) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns relating to Taxes and including any attachment thereto or amendment thereof.

(aaa) “Transaction Documents” means this Agreement and any certificate and other agreements and documents delivered in connection herewith.

(bbb) “Transaction Expenses” means, without duplication, the collective amount due and payable by the Companies (and not the Parent) but unpaid as of the Closing Date for: (i) any fees, costs, and expenses, including, without limitation, those of counsel, accountants, investment bankers, broker’s, finder’s or other advisors or service providers, of the Companies that are incurred by the Companies in connection with the negotiation, drafting, and execution of this Agreement and the consummation of the Transactions; and (ii) the sum of (A) any retention, change in control, incentive or similar bonuses payable by the Companies as a result of the execution of this Agreement and the consummation of the Transactions, and (B) the employer portion of any payroll, withholding, social security, unemployment or other similar employer Taxes and “tax gross-up” payments associated with any payment made under the preceding clause (A).

(ccc) “Transactions” means the Equity Sale and the other transactions contemplated by this Agreement.

Section 1.02 Interpretation.

(a) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. The phrase “made available” means any document or other information that was included in the virtual data room of Parent located at http://datasiteone.merrillcorp.com forty-eight (48) hours prior to the execution and delivery of this Agreement (or following such time pursuant to a Parent Supplement). This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(b) In this Agreement, except as context may otherwise require, references:

(i) to “this Agreement” are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Schedules and Exhibits to it, taken as a whole;

(ii) to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section and any regulation or rule promulgated thereunder; and

(iii) to any “Governmental Entity” include any successor to that Governmental Entity.

Article II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing:

(a) Parent shall sell, convey, assign, and transfer to Purchaser, and Purchaser shall purchase, acquire, and accept from Parent, all Company Equity that is issued and outstanding, free and clear of any and all Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents) (the “Equity Sale”); and

(b) Subject to the satisfaction or waiver by the applicable party of all conditions precedent, Purchaser shall pay, or cause to be paid, to Parent, in the manner set forth herein: (i) the Stock Consideration; (ii) an amount equal to the Cash Consideration ((i) and (ii), collectively, the “Purchase Price”); and (iii) Purchaser shall cause or permit MIC to repay (1) the face amount of the Surplus Notes in an amount not to exceed Eighteen Million and No/100 Dollars ($18,000,000.00) plus (2) all accrued but unpaid interest on such Surplus Notes, other than default rates of interest, penalties, late fees, fines, and other related charges ((1) and (2) being the “Surplus Note Payment”).

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall take place through an exchange of consideration and documents using overnight courier service, wire transfers, electronic mail and facsimile, as applicable, on the date that is agreed to between Parent and Purchaser (the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. on the day immediately after the Closing Date. Parent and Purchaser shall each use their commercially reasonable best efforts to cause all of the conditions set forth in Article VI to be satisfied, and for the Closing to be consummated, on or before June 30, 2019 (the “Target Closing Date”). In the event that the Closing is not consummated on or before the Target Closing Date and the Agreement has not been terminated pursuant to Article VII, then Parent and Purchaser shall each use their commercially reasonable best efforts to cause all of the conditions set forth in Article VI to be satisfied, and for the Closing to be consummated, on or before December 31, 2019; provided that, the parties agree that, if the Closing does not occur on or before the Target Closing Date, then (a) the Closing will not occur before November 30, 2019 and (b) the parties shall use their commercially reasonable best efforts to consummate the Closing on November 30, 2019 or as soon thereafter as reasonably practicable.

Section 2.03 Deliveries at Closing. At the Closing, in accordance with the terms and conditions set forth in this Agreement:

(a) Parent shall, or shall cause the Companies to:

(i) deliver to Purchaser certificates evidencing all the shares of Company Equity issued by MM and MIC and outstanding, duly endorsed in blank or accompanied by stock powers duly executed in blank by Parent, in form and substance reasonably satisfactory to Purchaser;

(ii) deliver to Purchaser an assignment of membership interest with respect to all Company Equity issued by CC and outstanding, duly executed by Purchaser, in form and substance reasonably satisfactory to Purchaser and, if any membership interest issued by CC is certificated, deliver all certificates evidencing the membership interest;

(iii) deliver to Purchaser all of the minute books, stock ledgers, and similar corporate records and corporate seals of the Companies;

(iv) deliver to Purchaser the certificate referred to in Section 6.02(d);

(v) deliver to Purchaser the Reinsurance Capacity Right of First Refusal Agreement in the form attached hereto as Exhibit B;

(vi) deliver to Purchaser the Standstill Agreement in the form attached hereto as Exhibit C;

(vii) deliver to Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit D

(viii) deliver to Purchaser the Investment Advisory Agreement in the form attached hereto as Exhibit E;

(ix) deliver to Purchaser written resignations of, or appropriate board resolutions effecting the removal of, all the directors and corporate officers of each of the Companies, and such other officers of the Companies set forth on Section 2.03(a)(ix) of the Parent Disclosure Letter (in each case other than those officers as may be specified in writing by Purchaser prior to Closing) from their positions as directors or officers of the Companies, with such resignations or removal to be effective as of the Closing;

(x) deliver to Purchaser a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of Company Equity and any other Transactions are exempt from withholding pursuant to Section 1445 of the Code; and

(xi) deliver to Purchaser each original Surplus Note, marked “PAID IN FULL” by Parent if such Surplus Note is paid in full.

(b) Purchaser shall:

(i) deliver to Parent certificates or, if uncertificated, other evidence of ownership representing, the Stock Consideration (or, if applicable, other similar documentation evidencing the Stock Consideration), registered in the name of Parent;

(ii) deliver to Parent the certificate referred to in Section 6.03(c);

(iii) deliver to Parent the agreements listed in Section 2.03(a)(v) through (viii);

(iv) pay to Parent an amount equal to the Cash Consideration by wire transfer of immediately available funds to one account to be designated in writing by Parent to Purchaser no later than two (2) Business Days prior to the Closing Date;

(v) cause or permit MIC to make the Surplus Note Payment to Parent on the Closing Date; and

(vi) copies (or other evidence) of all Requisite Regulatory Approvals from all Insurance Regulators required to be obtained, filed or made by Purchaser pursuant to Section 5.05.

Section 2.04 Tax Treatment; Purchase Price Allocation.

(a) Parent shall join with Purchaser and the Companies in making, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code, and any corresponding election under state, local, and foreign Law, with respect to the purchase and sale of the Company Equity issued by MM and MIC (collectively, a “Section 338(h)(10) Election”). Parent shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by Law, including (but not limited to): (y) any Tax imposed under Treas. Reg. Sec. 1.338(h)(10)-1(d)(2); or (z) any state, local, or non-U.S. Tax imposed on the Companies gain. Parent and Purchaser shall, within ten (10) days prior to the date such forms are required to be filed under applicable Law, exchange completed and executed copies of IRS Forms 8023, 8594 and 8883, required schedules thereto, and any similar state, local, or foreign forms. The completed and executed IRS Forms 8594 and 8883 shall reflect the allocation schedule agreed to by Parent and Purchaser pursuant to Section 2.04(b). To the extent permitted by Law, Parent and Purchaser shall report (i) the purchase and sale of the common stock of MM and MIC as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and (ii) the purchase and sale of the membership interests of CC as a purchase of all of the assets of CC, and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Governmental Entity, or otherwise.

(b) Purchase Price Allocation. Purchaser and Parent agree that the Purchase Price and the liabilities of the Companies and any other relevant items shall be allocated among the assets of the Companies for Tax purposes using the methodology shown on the allocation schedule attached hereto as Exhibit A. Purchaser and Parent shall not take a position on any Tax Returns, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.04, and Purchaser and Parent shall file Forms 8594 and 8883 with the IRS in a manner consistent with this allocation.

Section 2.05 Withholding. Purchaser acknowledges that it does not currently expect to be required to make any withholding or deduction to the amounts payable to Parent pursuant to this Agreement under current Law, so long as Parent complies with Section 2.03(a)(x) and the certifications contained in the certificate referenced in Section 2.03(a)(x) are true, correct, and complete. Notwithstanding any provision contained herein to the contrary, to the extent there is a change in applicable Law which requires that Purchaser withhold or deduct any amounts payable to Parent pursuant to this Agreement, Purchaser and its Affiliates shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Law; provided, that Purchaser shall be required to provide written notice to Parent of the amount of such withholding or deduction as promptly as practicable after Purchaser becomes aware of any required withholding or deduction (and, in any event, at least ten (10) Business Days prior to the Closing), and Purchaser agrees to reasonably cooperate with Parent to reduce or eliminate any such withholding. To the extent that amounts are so withheld, and timely paid to the proper taxing authority pursuant to any applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article III.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure letter delivered by Parent to Purchaser prior to the execution of this Agreement (the “Parent Disclosure Letter”) and, as to any matter first arising after the Effective Date, any Parent Supplement (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more warranties contained in this Article III) (it being understood and agreed that any disclosure in any section of the Parent Disclosure Letter shall be deemed disclosed only with respect to the corresponding Section of this Article III and to any other any Section of this Article III to the extent that it is expressly cross-referenced in such Section of the Parent Disclosure Letter), Parent represents and warrants to Purchaser as of the Effective Date and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 3.01 Organization, Standing and Power.

(a) Each of Parent and the Companies: (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) except as set forth on Section 3.01(a) of the Parent Disclosure Letter, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.01(b) of the Parent Disclosure Letter, Parent has previously made available to Purchaser true and complete copies of the articles or certificate of incorporation or organization, and bylaws or operating agreement (or comparable organizational documents), of each of the Companies in effect on the Effective Date, and each as so made available is in full force and effect. None of the Companies is in violation of any provision of such articles or certificate of incorporation and bylaws or operating agreement (or comparable organizational documents) of such Company, as applicable.

Section 3.02 Company Equity.

(a) The authorized capital stock of MIC consists of five million (5,000,000) shares of common capital stock, par value of One Dollar ($1.00) per share, and two million five hundred thousand (2,500,000) shares are issued and outstanding. The authorized capital stock of MM consists of one thousand (1,000) shares of common stock, no par value, and all one thousand (1,000) shares are issued and outstanding. There is only one class of membership interest issued and authorized by CC. All the outstanding shares of capital stock of MM and MIC, and the entire outstanding membership interest of CC: (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights; and (ii) are owned by Parent. Except as set forth on Section 3.02(a) of the Parent Disclosure Letter, Parent has good and marketable title to, and is the sole record and beneficial owner, of all of the Company Equity, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents). Upon consummation of the Closing, Parent will deliver to Purchaser good and marketable title to all such Company Equity, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents).

(b) None of the Companies has outstanding any bonds, debentures, notes, or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders or members, as applicable, of the Companies on any matter. Except for this Agreement, as otherwise disclosed in Item 1 of Section 3.02(b) of the Parent Disclosure Letter, as set forth above in Section 3.02(a), and the shares of capital stock or other voting securities or equity interests of each Company that are owned, directly or indirectly, by Parent, there are no outstanding: (i) shares of capital stock or other voting securities or equity interests of any Company; (ii) securities of the Companies convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Companies; (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Companies or other equity equivalent or equity-based award or right; (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Companies, or obligations of the Companies to issue, register, transfer, or sell any shares of capital stock of the Companies, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Companies or rights or interests described in clause (iii); or (v) obligations of the Companies to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement and as set forth in Item 2 of Section 3.02(b) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Companies are a party or on file with the Companies with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any Company. None of the Companies has any trust preferred or subordinated debt securities or other similar securities issued or outstanding.

(c) Except as set forth on Section 3.02(c) of the Parent Disclosure Letter, none of the Companies is a party to any agreement pursuant to which any Person is entitled to elect, designate, or nominate any director of a Company.

Section 3.03 Subsidiaries. Except as set forth in Item 1 of Section 3.03 of the Parent Disclosure Letter, none of the Companies has any Subsidiary or holds any equity interest in any other Person. Except as set forth in Item 2 of Section 3.03 of the Parent Disclosure Letter, no Company has an obligation to make, and there is no Contract in effect that would penalize a Company for failing to make, a capital contribution, to answer a capital call, or to make a Loan or any other investment or advance of cash, property, or other assets to any other Person.

Section 3.04 Authority.

(a) Each of Parent and the Companies has all necessary corporate or company power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery, and performance of this Agreement by Parent and the Companies, and subject to the Requite Company Vote, the consummation by Parent and the Companies of the Transactions, have been duly and validly approved by all necessary corporate or company action on the part of Parent and the Companies, and the Board of Directors of Parent, MM, and MIC, and the managers of CC. Except for the Requisite Company Vote, no other corporate or company proceedings on the part of Parent or the Companies are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and the Companies and, assuming the due authorization, execution, and delivery by Purchaser, constitutes a valid and binding obligation of Parent and the Companies, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Except for approval by Persons holding a majority of all issued and outstanding shares of the common stock of Parent (the “Requisite Company Vote”), no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law or the organizational documents of Parent to consummate the Transactions.

Section 3.05 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and the Companies do not, and the consummation of the Transactions and compliance by Parent and the Companies with the provisions hereof do not, and will not, conflict with, violate any right of first refusal held by any Person, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification, or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets, or rights of Parent or the Companies under, any provision of: (i) subject to the Requisite Company Vote and the filings related thereto, the organizational documents of Parent or any Company; (ii) except as set forth on Section 3.05(a) of the Parent Disclosure Letter, any Material Contract to which Parent or the Companies is a party or by which Parent or the Companies or any of their respective properties or assets may be bound; or (iii) subject to the governmental filings and other matters referred to in Section 3.05(b), any Law or any rule or regulation of any self-regulatory authority applicable to Parent or the Companies or by which Parent or any of the Companies or any of their respective properties or assets may be bound, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.05(b) of the Parent Disclosure Letter, no consents, approvals, orders, or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Parent or any of the Companies in connection with the execution, delivery, or performance by Parent of this Agreement or to consummate the Transactions, except for: (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Louisiana Department of Insurance and the Florida Office of Insurance Regulation; (ii) the Requisite Regulatory Approvals and the filings related thereto; (iii) the Requisite Company Vote and the filings related thereto; (iv) filings of applications and notices with, receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges (e.g., NASDAQ) and self-regulatory organizations; and (v) such other consents, approvals, orders, or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Board of Directors of Parent has: (i) unanimously (A) approved and declared advisable this Agreement and the Transactions upon the terms and conditions set forth in this Agreement, (B) determined that this Agreement and the Transactions are expedient and in the best interests of Parent and its stockholders, and (C) resolved to recommend that the stockholders of Parent approve and adopt this Agreement (the “Company Recommendation”); and (ii) directed that this Agreement be submitted to the stockholders of Parent for their approval and adoption.

Section 3.06 Financial Statements and Value of Companies.

(a) Parent has previously made available to Purchaser true and complete copies of the audited consolidated financial statements of the Parent (including the related notes thereto) for the fiscal years ended December 31, 2015, 2016 and 2017, the unaudited consolidated financial statements (including the related notes thereto) for the nine (9) month period ending September 30, 2018, and consolidating statements presenting the financial information for each of the Companies for the periods stated above (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of notes) and fairly present in all material respects the consolidated financial position of the Companies as of the dates thereof and their respective consolidated results of operations, capital and surplus, changes in shareholders’ equity, and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and the absence of notes).

(b) Parent has previously made available to Purchaser true and complete copies of statutory financial statements of MIC for the fiscal years ended 2015, 2016, and 2017 (including all quarterly statements), and all statutory quarterly financial statements of MIC for the first three fiscal quarters of 2018 (collectively, the “STAT Financial Statements”). The STAT Financial Statements have been prepared in accordance with the Statutory Accounting Principles and applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of MIC as of the dates thereof (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and the absence of notes).

(c) None of the Companies presently has, and since September 30, 2018 none of the Companies has incurred (except, in each case, as permitted by Section 5.01 or as set forth on Section 3.06(c) of the Parent Disclosure Letter), any material liabilities or obligations, whether accrued, absolute, contingent, or otherwise, known or unknown, whether due or to become due, which would be required to be reflected on a balance sheet prepared in accordance with any standard accounting principles prescribed or permitted by Law or Insurance Regulators, except for: (i) those liabilities fully accrued or reserved against in the Financial Statements and the STAT Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2018 and the Surplus Notes, including the incurrence of additional Surplus Notes; (iii) any liabilities incurred with respect to the Transactions; (iv) other liabilities and obligations that individually or in the aggregate do not exceed Three Hundred Thousand and No/100 Dollars ($300,000.00); and (v) any insurance claims pursuant to insurance policies that were issued by MIC in its ordinary course of business consistent with past practices.

(d) Except as set forth on Section 3.06(d) of the Parent Disclosure Letter, the books and records of the Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data, and information of the Companies are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, regardless of whether computerized) that are in all material respects under the exclusive ownership and direct control of Parent or the Companies or their internal or external accountants (including accountants having expertise in Tax matters) (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be likely to be materially adverse to the system of internal accounting control of the Companies. Parent and the Companies have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and applicable Law.

(e) Except as set forth on Section 3.06(e) of the Parent Disclosure Letter, since December 31, 2017, none of the Companies nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant, or Representative of any Company, has received any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of any one or more of the Companies or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Companies has engaged in questionable accounting or auditing practices.

(f) Parent and MIC maintain internal controls that are adequate to prepare and present financial statements that are free from material misstatement, prepared in accordance with GAAP or the Statutory Accounting Principles, as applicable, and reflect transactions that were executed in accordance with management’s authorizations. Except as set forth on Section 3.06(f) of the Parent Disclosure Letter, since December 31, 2016, neither Parent nor MIC has received any written notification of any “significant deficiency”, “material weakness”, or similar event relevant to the preparation and presentation of its Financial Statements filed with the SEC from the SEC, or of its STAT Financial Statements filed with the Insurance Regulators from the Insurance Regulators.

(g) The Estimated Closing Date Balance Sheet (including, without limitation, all estimates and assumptions contained therein) was prepared by Parent in good-faith and in Parent’s commercially reasonable discretion, and was prepared in accordance with the same principles and methodologies used by Parent to prepare the Financial Statements (including, without limitation, GAAP applied on a consistent basis during the periods involved (except for the absence of some or all notes)).

(h) All Taxes that had accrued, but were not yet due and payable, by the Parent or the Companies (or any other corporation merged into or consolidated with the Parent or the Companies), by the time of the most recent Financial Statements and the Estimated Closing Date Balance Sheet were properly accrued thereon in accordance with GAAP.

Section 3.07 Litigation. Except as set forth in Item 1 of Section 3.07 of the Parent Disclosure Letter, there is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, before or by any Governmental Entity, arbitrator, mediator, or other similar Person, that is pending or, to the Knowledge of Parent, threatened against or affecting the Companies or any of their respective properties or assets, or, to the Knowledge of Parent, any present or former officer, director, or employee of the Companies in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 2 of Section 3.07 of the Parent Disclosure Letter, none of the Parent nor the Companies, nor any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, ruling, or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08 Compliance with Laws.

(a) Except as set forth on Section 3.08(a) of the Parent Disclosure Letter, the Companies are presently, and at all times since December 31, 2016 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including, without limitation: (i) the Sarbanes-Oxley Act of 2002; (ii) the Insurance Laws; and (iii) all other Laws relating to discriminatory business practices, in each case except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing provisions of Section 3.08(a), at all times since December 31, 2016, and except as set forth on Section 3.08(a) of the Parent Disclosure Letter: (i) to the extent that a Company marketed, sold, or issued Insurance Contracts or any other product or service, that Company did so in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and such products and services have been marketed, sold, or issued; (ii) all advertising, promotional, and sales materials and other marketing practices used by the Companies or, to the Knowledge of Parent, any agents and Representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; (iii) the manner in which the Companies have compensated each Producer or any other Person involved in the sale or servicing of Insurance Contracts on behalf of the Companies is in compliance in all material respects with all applicable Laws; and (iv) the Companies have been in full compliance with all deposit, reserve, capital, net worth, and other financial requirements, including statutory and risk-based capital requirements, applicable to the Companies (collectively, the “Statutory Capital Requirements”), including without limitation all regulations, guidelines, directives, and orders of the Insurance Regulators. Except as set forth on Section 3.08(b) of the Parent Disclosure Letter, the Knowledge of Parent, there is no impending increase in the funds required to meet any Statutory Capital Requirements.

(c) Except as set forth in Item 2 of Section 3.08(c) of the Parent Disclosure Letter: (i) the Companies presently have in effect, and at all relevant times since December 31, 2016 have held, all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, or operate their properties and assets and to carry on their businesses and operations as now conducted; and (ii) to the Knowledge of Parent, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Permits would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies. Item 1 of Section 3.08(c) of the Parent Disclosure Letter lists each material Permit that a Company possesses or has been granted, and which is necessary to conduct its business in the ordinary course, and which schedule specifies: (i) the jurisdiction that issued the Permit; (ii) the lines of insurance business for which such Company is licensed in such jurisdiction, as applicable; (iii) the date the Permit was issued, granted, or applied for, and the expiration date and status thereof; and (iv) any limitations or restrictions on the Permit.

(d) Except as set forth in Section 3.08(d) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2016, none of the Companies has received any written notification or communication from any Governmental Entity: (i) asserting that a Company is in default in any material respect under any applicable Laws or Permits; (ii) threatening to revoke any Permits; or (iii) requiring the Companies to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter, or other formal or informal enforcement action of any kind that imposes any restrictions on the conduct of the Companies’ business or that relates to its capital adequacy, its risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Regulatory Agreement”), and none of the Companies has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Except as set forth in Section 3.08(d) of the Parent Disclosure Letter, neither Parent nor any of the Companies is party to or subject to any Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth on Section 3.08(e) of the Parent Disclosure Letter, since December 31, 2016, the Companies have complied with applicable privacy requirements contained in any applicable federal and state privacy Law as well as with any posted or internal privacy policies relating to data protection or privacy, including the protection of personally identifiable information and customer information, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(f) Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, the Companies have timely filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, as of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Law in all material respects. Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, there is no unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement, or other document filed by, or relating to any examinations by any such Governmental Entity of, the Companies.

Section 3.09 Benefit Plans.

(a) All Benefit Plans: (i) contributed, sponsored by, or maintained by Parent or the Companies; (ii) under which any current or former employee, director, officer, independent contractor, or consultant of the Companies has any present or future right to benefits; or (iii) under which any of the Companies has any present or future liability, are referred to herein as the “Employee Plans.” Each Employee Plan is identified on Section 3.09(a) of the Parent Disclosure Letter. Section 3.09(a) of the Parent Disclosure Letter separately identifies which Employee Plans are sponsored by the Companies (the “Company Plans”) and which Employee Plans are sponsored by Parent (the “Parent Plans”).

(b) With respect to each Employee Plan, the Companies have furnished or made available to Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter of the IRS, if applicable; (iii) the most recent summary plan description; and (iv) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. Parent also has furnished and made available to Purchaser copies of any 280G calculation prepared (whether or not final) with respect to any employee, director, or independent contractor of one of the Companies in connection with the Transactions (together with the underlying documentation on which such calculation is based).

(c) With respect to each Employee Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.09, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Companies:

(i) each Employee Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and other applicable Law, and all contributions required to be made under the terms of any Employee Plan have been timely made;

(ii) each Employee Plan intended to be qualified under Section 401(a) of the Code: (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Employee Plan, or (B) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter the Companies are permitted to rely;

(iii) there is no Action (including any investigation, audit, or other administrative proceeding) by the Department of Labor, the PBGC, the IRS, or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of Parent, threatened, relating to Employee Plans, any fiduciaries thereof with respect to their duties to Employee Plans or the assets of any of the trusts under any Employee Plans (other than routine claims for benefits) nor, to the Knowledge of Parent, are there facts or circumstances that exist that could reasonably give rise to any such Actions, and no written or oral communication has been received from the PBGC in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions; and

(iv) to the Knowledge of Parent, no “reportable event” (as such term is defined in Section 4043 of ERISA), and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), in each case whether or not waived, has occurred with respect to any Employee Plan.

(d) Neither Parent, its Subsidiaries (including, without limitation, the Companies), nor any of their ERISA Affiliates has, within the preceding six (6) years, maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Parent, the Companies, or any of their respective ERISA Affiliates has at any time within the preceding six (6) years sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. None of the Companies has any current or future obligation to provide post-retirement health, life, or other welfare benefits (other than as required by Section 4980B of the Code or any similar applicable Law).

(e) Except as otherwise disclosed on Section 3.09(e) of the Parent Disclosure Letter, none of the Companies is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the Transactions, and neither the execution of this Agreement, nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in severance pay or any increase in severance pay upon any termination of employment after the Effective Date; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the Employee Plans; (iii) limit or restrict the right of any Company to merge, amend, or terminate any of the Employee Plans; or (iv) result in the payment of payments which would not be deductible under Section 280G of the Code.

(f) No Employee Plan is maintained outside the jurisdiction of the United States, or provides compensation or benefits in respect of any Business Employee (or dependent thereof) residing or working outside the United States.

(g) Except as contemplated by this Agreement, following the Closing, the Companies shall not have any liability under any Parent Plan whatsoever.

Section 3.10 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of the Companies. There is no labor dispute, strike, work stoppage or lockout in respect of any collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of the Companies, or, to the Knowledge of Parent, threat thereof, by or with respect to any employees of the Companies, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the Knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Companies. None of the Companies has engaged or is engaging in any unfair labor practice (as defined under the National Labor Relations Act of 1935). The Companies are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and nondiscrimination in employment, except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Action asserting that the Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Companies to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Parent, threatened with respect to any of the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) None of the Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Companies nor any of its or their executive officers has received within the past three (3) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Companies and, to the Knowledge of Parent, no such investigation is in progress.

(c) Except as set forth in Section 3.10(c) of the Parent Disclosure Letter, no executive, key employee, independent contractor, or group of employees of any of the Companies has indicated any plans to terminate his or their employment or relationship with the Companies or to not continue his or her employment relationship with Purchaser after the Closing.

(d) Section 3.10(d) of the Parent Disclosure Letter lists, for each employee of the Companies on the Closing Date: (i) the employee’s name; (ii) the employee’s salary or applicable wage rate; (iii) any bonus, commission, and other incentive, profit-sharing, and similar programs to which the employee is entitled to participate; (iv) all bonuses, commissions, and other incentive, profit-sharing, and similar payments paid to the employee by Parent or the Companies in 2018; (v) all bonuses, commissions, and other incentive, profit-sharing, and similar payments that are estimated to be paid to the employee in 2019; (vi) the employee’s job title and primary job function; (vii) the employee’s hire date; (viii) the employee’s classification as exempt or non-exempt from overtime; (ix) whether the employee is full or part time; (x) whether the employee is a U.S. Citizen or green card holder and, if not, the employee’s visa status and visa expiration date; and (xi) for any employee on a leave of absence, the nature of such leave of absence and anticipated date of return to active employment or work.

(e) To the Knowledge of Parent, in the immediately preceding five (5) year period, no allegations of sexual harassment have been made against: (i) any current executive officer or director of Parent or any of the Companies, or any of their respective Affiliates; or (ii) any current officer or employee of the Companies at the level of Vice President or above.

Section 3.11 Environmental Matters.

(a) None of Parent’s or the Companies’ conduct, nor their operation or, to the Knowledge of Parent any condition of any property presently or previously owned, leased, or operated by any of them (including in a fiduciary or agency capacity), materially violates or has materially violated Environmental Laws. There has been no release of any Hazardous Substance by Parent or any of the Companies in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws. Neither Parent nor any of the Companies has received any written claims, notices, demand letters, or requests for information (except for such claims, notices, demand letters, or requests for information the subject matter of which has been resolved prior to the Effective Date) from any Governmental Entity or any other Person asserting that Parent or any of the Companies or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Substances at, on, beneath, or originating from any such property. No Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, from any current or former properties or facilities by the Parent or the Companies or as a result of any operations or activities of Parent or the Companies at any location, and no other condition has existed or event has occurred with respect to the Parent or the Companies’ operations that, with notice or the passage of time, or both, would be reasonably likely to result in any material liability under Environmental Laws, and, to the Knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in material liability to the Parent or the Companies under any Environmental Law. None of Parent, the Companies, or to the Knowledge of Parent any of their respective properties or facilities are subject to, or are, to the Knowledge of Parent, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to: (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.12 Taxes. Except as set forth in Section 3.12 of the Parent Disclosure Letter:

(a) All income and other Tax Returns required to have been filed by or with respect to the Parent or the Companies have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Parent or the Companies have been paid or will be timely paid. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Parent or the Companies that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of the Companies (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which the Parent or the Companies may be subject. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any taxing authority within the three-year period immediately preceding the Effective Date with respect to the Parent or the Companies. Except as set forth in Section 3.12(a) of the Parent Disclosure Letter, none of the Parent or the Companies is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement.

(b) Parent and the Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. Parent or the Companies have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) There are no audits, claims or controversies now pending, or to the Knowledge of Parent, threatened in writing against or with respect to Parent or the Companies with respect to any Tax or failure to file any Tax Return.

(d) Neither the Parent or any of the Companies has been a party to any distribution occurring in the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) Neither the Parent or any of the Companies has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(f) Except as set forth in Section 3.12(f) of the Parent Disclosure Letter, neither Parent or any of the Companies: (i) is or, since March 31, 2014, has been a member of an affiliated group filing a consolidated, joint, combined or unitary Tax Return (other than the affiliated group of which Parent is the common parent corporation); or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise that have not been paid.

(g) During the last three (3) years, no written claim has been made by any Governmental Entity that the Parent or any of the Companies (or the income or assets of the Parent or any of the Companies) may be subject to taxation by a jurisdiction where Tax Returns are not filed by or on behalf of the Parent or any of the Companies (or its income or assets).

(h) Except as required by applicable Law, neither the Parent nor any of the Companies will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.

Section 3.13 Contracts.

(a) Section 3.13 of the Parent Disclosure Letter lists all of the following Contracts to which any of the Companies is a party or by which any of their respective properties or assets is bound:

(i) all leases of real property that provides for annual payments of One Hundred Thousand and No/100 Dollars ($100,000.00) or more;

(ii) all Contracts that contain any noncompetition or exclusive dealing agreements or “most favored nation” provision or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Companies (or, following the consummation of the Transactions, would limit the ability of the Companies) to compete in any line of business or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of the Companies (or, following consummation of the Transactions, Purchaser or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(iii) all Contracts for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities not in the ordinary course of business consistent with past practice, and all Contracts which relate to a merger, consolidation, reorganization, recapitalization, or other business combination, or asset acquisition or sale or acquisition or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) all Contracts relating to the borrowing of money or the deferred purchase price of property or services by a Company, or the guarantee by a Company of any obligations of a third party, including any sale and leaseback transactions, capitalized leases, and other similar financing transactions;

(v) all Contracts that involve expenditures or receipts of a Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) per year;

(vi) all Contracts that provide for future payments or obligations of a Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of one hundred eighty (180) days or less;

(vii) all employment agreements, severance agreements, retention agreements, change of control agreements, consulting agreements, or similar agreements that are with any director or executive officer;

(viii) all Contracts with agents and other independent contractors of any of the Companies that are not based on one of the Companies’ standard form agreements that were previously delivered to Purchaser, or that are based on such a form but contain a material deviation to the form terms and provisions;

(ix) all Contracts creating a joint venture, franchise, partnership, limited liability company agreement, or similar arrangement, or relating to the operation, management or control of any partnership, franchise, or joint venture, in each case, with any third parties;

(x) all Contracts which limits payments of dividends; and

(xi) all license, development, consent, source code escrow, or similar agreement relating to Intellectual Property, and all agreements for the provision of or services relating to IT Assets, in each case, that are material to the business and operations of a Company, other than non-exclusive in-licenses to commercially available software for annual fees of less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) per year.

Each Contract of the type described in the foregoing clauses (i) through (x) is referred to herein as a “Material Contract.”

(b) With respect to each Material Contract:

(i) It is valid and binding on each Company to the extent that a Company is a party thereto, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.

(ii) There is no material default by the Companies or, to the Knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Companies or, to the Knowledge of Parent, any other party thereto, under any such Material Contract, nor has any Company received any written notice of any such default, event, or condition, or of any termination or non-renewal of any Material Contract. Parent has made available to Purchaser true and complete copies of all the Material Contracts, including any amendments thereto.

Section 3.14 Insurance. Section 3.14 of the Parent Disclosure Letter sets forth a true and complete list of all the insurance policies, binders, or bonds maintained by, or for the benefit of, the Companies. All of such policies, binders or bonds are in full force and effect, none of the Companies is in material default thereunder, and all premiums and other payments due under any such policy have been paid in full. No written notice of cancellation or termination has been received with respect to any such policy. There is no claim pending under any of such policies with respect to the Companies as to which coverage has been denied or disputed by the underwriters of such policies. Notwithstanding the foregoing, none of the representations contained in this Section 3.14 apply to reinsurance transactions.

Section 3.15 Real and Personal Property.

(a) Section 3.15(a) of the Parent Disclosure Letter sets forth a true and complete list of all real property leased or licensed by the Companies or otherwise occupied by the Companies.

(b) The Companies do not own any real property.

(c) Except as set forth on Section 3.15(c) of the Parent Disclosure Letter, the Companies have good, valid, and marketable title to all tangible personal property owned by them, and a good, valid leasehold interest in the leased property and leased tangible assets leased by them, in each case free and clear of all Liens other than Permitted Liens.

(d) Each of the Companies has complied with the material terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Companies or, to the Knowledge of Parent, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default by the Companies or, to the Knowledge of Parent, such other party, except for any such noncompliance, default, or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All rent and other sums and charges due and payable under such leases have been paid in full. Section 3.15(d) of the Parent Disclosure Letter sets forth a list of all leases of the Companies.

(e) Except as set forth on Section 3.15(e) of the Parent Disclosure Letter, there are no Persons in possession of any portion of any of the real property leased by a Company, other than the Companies, and no Person other than the Companies has the right to use or occupy for any purpose any portion of real property leased by a Company.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Parent Disclosure Letter sets forth a true and complete list of all Marks, Patents, and registered Copyrights, including any registrations and pending applications to register or otherwise obtain any of the foregoing, that are owned (in whole or in part) by a Company or that are otherwise used in the business of one or more of the Companies (collectively, “Company IP”). With respect to registered Company IP: (i) none of it has expired and, to the Knowledge of Parent, it is valid and enforceable; and (ii) none of it is involved in any interference, reissue, reexamination, opposition, cancellation, or similar proceeding and, to the Knowledge of Parent, no such action is or has been threatened with respect to any of it.

(b) Except as set forth in Section 3.16(b) of the Parent Disclosure Letter, the Companies own exclusively, free and clear of any and all Liens (other than Permitted Liens), all the Company IP and all other Intellectual Property that is material to the businesses of the Companies other than Intellectual Property owned by a third party that is licensed to the Companies pursuant to an existing license agreement and used by the Companies within the scope of such license.

(c) Each of the Companies has taken reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of its confidential information and trade secrets, including safeguarding any such information that is accessible through computer systems or networks.

(d) None of the activities or operations of the Companies (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated, or diluted in any material respect any Intellectual Property of any third party, and neither the Parent nor any of the Companies has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Knowledge of Parent, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to the Companies that is material to any of the businesses of the Companies. No Intellectual Property owned by or exclusively licensed to the Companies that is material to any of the businesses of the Companies is subject to any outstanding order, judgment, decree, or stipulation restricting or limiting in any material respect the use or licensing thereof by the Companies.

(e) The IT Assets used in connection with the Companies’ businesses operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Companies in connection with their business. The Companies take commercially reasonable actions that are compliant in all material respects with applicable industry standards and certifications to protect and maintain the confidentiality, continuous operation, and security of the IT Assets used in the conduct of their businesses (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and since December 31, 2017 there have been no violations, breaches or outages of (or unauthorized access to or use of) same (other than those that were resolved without material liability or expense or an obligation to notify any other Person of such event). The Companies have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures with respect to the IT Assets described herein, in each case, that are compliant in all material respects with applicable industry standards and certifications.

(f) Except as set forth on Section 3.16(f) of the Parent Disclosure Letter, each of the Companies, on the one hand, and the Parent and its Affiliates (excluding the Companies), on the other hand, do not use any Intellectual Property owned by or licensed to the other such entities.

Section 3.17 Brokers. No broker, investment banker, financial advisor, or other Person, other than Sandler O’Neill & Partners L.P., is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates other than agreements with other financial advisors engaged and paid solely by Parent. The Companies will have no liability or any other obligation whatsoever to Sandler O’Neill & Partners L.P. after Closing with respect to any matters arising prior to Closing.

Section 3.18 Intercompany and Affiliate Arrangements. Item 1 of Section 3.18 of the Parent Disclosure Letter identifies all Contracts, plans, arrangements, and other transactions between one or more of the Companies, on the one hand, and either: (i) another Company; (ii) Parent or any of its Affiliates (other than the Companies); (iii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Parent; (iv) to the Knowledge of Parent, any entity in which an officer or director of Parent or any of its Affiliates (including, without limitation, the Companies), or any family member of such an officer or director, is also an officer, director, or record or beneficial owner of five percent (5%) or more of the voting securities of such entity; or (v) any Affiliate or family member of any such record or beneficial owner, on the other hand. Except as set forth in Item 2 of Section 3.18 of the Parent Disclosure Letter, Parent and the Companies have received all required approvals from the Insurance Regulators with respect to all Contracts listed in Section 3.18 of the Parent Disclosure Letter.

Section 3.19 Loan Matters.

(a) There are no outstanding loans and other extensions of credit or interest-bearing indebtedness (including commitments to extend credit) (“Loans”) to any directors, officers, or employees of any of the Companies.

(b) Except as set forth on Section 3.19(b) of the Parent Disclosure Letter, the Surplus Notes constitute the only Loans between Parent and any of the Companies. True, correct, and complete copies of the Surplus Notes have been previously delivered to Purchaser. Section 3.19(b) of the Parent Disclosure Letter identifies the outstanding principal balance, accrued interest, and all other fees, penalties, premiums, charges, and costs relating to the Surplus Notes. The Surplus Notes were issued in compliance with, and have at all times been maintained and paid, in accordance with all applicable Laws including, without limitation, the Insurance Laws.

(c) Immediately prior to Closing, there will be no Loans for which any Company is a Borrower other than the Surplus Notes.

Section 3.20 Absence of Changes. Except as set forth in Item 1 of Section 3.20 of the Parent Disclosure Letter, or as contemplated by this Agreement, since September 30, 2018, the Companies’ businesses have been conducted in the ordinary course in all material respects, and there has not occurred any Company Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Item 2 of Section 3.20 of the Parent Disclosure Letter, since September 30, 2018 no Company has:

(a) incurred any material obligations or liabilities or entered into any material transaction, Contract or commitment other than in the ordinary course of business and in no event with an aggregate value in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00);

(b) forgiven, canceled, compromised, waived, or released any indebtedness owed to any Company or any material right or claim, in each case outside the ordinary course of its business, or made any loans, advances, or capital contributions to or investments in any Person relating to or affecting any Company;

(c) mortgaged, pledged, or subjected any of its assets to any Lien other than Permitted Liens;

(d) disposed of any asset other than in the ordinary course of business or entered into any agreement or other arrangement for any such disposition;

(e) transferred any assets of the Business (or rights therein) owned by such Person to any other Person, including an Affiliate of such Company;

(f) declared or paid any dividend or distribution with respect to its capital stock;

(g) either: (i) granted any material increase in salary or bonus or otherwise materially increased the compensation or benefits payable or provided to any of its directors, officers, or employees, or made or granted any material increase in benefits available under any Benefit Plan; or (ii) amended or terminated any existing Benefit Plan, or adopted any new Benefit Plan, other than in the ordinary course of business or as required by Law or an existing Contract;

(h) made or changed any material written election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes other than as required by applicable Law or GAAP or as described in the notes to the Financial Statements, entered into any closing agreement, settled any material claim or assessment in respect of Taxes, or consented to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes;

(i) instituted any material change in its Accounting Principles or actuarial practices and methodologies used in the preparation of the Financial Statements or STAT Financial Statements other than as required by applicable Law or GAAP or as described in the notes to the Financial Statements;

(j) amended its articles or certificate of incorporation or organization, its bylaws or operating agreement, or any other comparable organizational or governing documents;

(k) made any material change to its underwriting guidelines;

(l) materially changed its billing, payment or credit practices with respect to agents or Producers;

(m) entered into any merger, consolidation, recapitalization or other business combination or reorganization;

(n) settled or compromised any Action, other than Actions settled or compromised in the ordinary course of business consistent with past practice for which the sole remedy is monetary damages in an amount less than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate; or

(o) committed or agreed to any of the foregoing.

Section 3.21 Accounts Receivable. All premiums receivable and other forms of accounts receivable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet have arisen from bona fide transactions in the ordinary course of the Companies’ business consistent with past practice. To the Knowledge of Parent, except as set forth on Section 3.21 of the Parent Disclosure Letter, all accounts receivable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet are not subject to any defenses, setoffs, or claims other than allowances made in the ordinary course of business and reflected in such Financial Statements or the Estimated Closing Date Balance Sheet, as applicable. At Closing, no such accounts receivable are Intercompany Payables.

Section 3.22 Accounts Payable. All accounts payable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable. At Closing, no such accounts payable are Intercompany Receivables.

Section 3.23 Sufficiency of Assets. The Companies own or have the right to use, and, except as set forth on Section 3.23 of the Parent Disclosure Letter, after the consummation of the Transactions will continue to own or have the right to use, all of the tangible assets, rights, and properties necessary to conduct their respective businesses in all material respects in the same manner and on the same terms as currently conducted.

Section 3.24 Underwriting. Parent has provided Purchaser with copies of all current underwriting guidelines and manuals relating to the Companies and currently utilized by them, and all such guidelines and manuals have been filed with, and approved by, the applicable Insurance Regulators. Each Company has followed such guidelines and all prior effective guidelines in all respects in the ordinary course of its business, except to the extent to which failure to do so has not, individually or in the aggregate, resulted in a Company Material Adverse Effect.

Section 3.25 Insurance Issued by MIC. Except as set forth on Section 3.25 of the Parent Disclosure Letter, all of the Insurance Contracts of MIC are, and have been, to the extent required under applicable Law, issued on forms approved by the applicable Insurance Regulators, or filed and not objected to by such Insurance Regulators within the period provided for objection, and no material deficiencies have been asserted by any Insurance Regulators with respect to any such filings that have not been cured or otherwise resolved. Except as required by applicable Law or set forth in Section 3.25 of the Parent Disclosure Letter, since January 1, 2018, all insurance claims made by any Person under any Insurance Contract issued by MIC have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose or appropriate provisions made therefor, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for such claims for which MIC has a commercially reasonable basis to contest payment and is taking such action. MIC has never issued an insurance policy outside of the States of Florida, Louisiana, or Texas.

Section 3.26 Managing General Agency. MM does not serve, and has never served, as an agent or Representative of any insurance company other than MIC in any capacity, or, except as set forth on Section 3.26 of the Parent Disclosure Letter, outside of the States of Florida, Texas, and Louisiana. Except as set forth in Section 3.26 of the Parent Disclosure Letter, MM presently, and at all times since December 31, 2016: (a) is, and, since December 31, 2016, has been, in compliance with all Laws applicable to its businesses and operations including, without limitation, all Insurance Laws relating to insurance agents and managing agents generally; (b) holds all Permits necessary for it to operate its business as presently conducted, and as historically conducted in the ordinary course of business, including, without limitation, as an insurance agent in Louisiana, and as a managing agent generally in Florida, Louisiana, Texas, and every other jurisdiction where it operates; and (c) has filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity with respect to its business, operations, and Permits that it has, or that it was required to have pursuant to applicable Laws, and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Laws in all respects.

Section 3.27 Reserves. All reserves for claims, losses (including, without limitation, incurred but not reported losses), and loss adjustment expenses (whether allocated or unallocated), as reflected in the Financial Statements, STAT Financial Statements, and the Estimated Closing Date Balance Sheet: (a) comply with applicable Laws; (b) make a reasonable provision for all unpaid loss and loss expense obligations of MIC, including, without limitations, claims incurred but not yet reported, under the terms of their respective insurance policies and agreements; and (c) have been computed in a manner consistent with the basis utilized by MIC during past periods.

Section 3.28 Reinsurance Arrangements. A list of all outstanding reinsurance, co-insurance, excess insurance, retrocession, ceding of insurance, or assumption of insurance agreements, arrangements, and treaties to which MIC is either a party or which reinsure former liabilities of MIC as of the Effective Date (“Reinsurance Arrangements”) is included in Section 3.28 of the Parent Disclosure Letter, and a Schedule of Reinsurance providing a description of all such Reinsurance Arrangements, all parties thereto, and the extent of coverage provided to, required of, or relating to current or former liabilities of any Company, is listed in said Section 3.28. No such Reinsurance Arrangement contains any provision providing that any such other party thereto may terminate, cancel, or commute the same by reason of the Transactions or any other provisions which would be altered or otherwise become applicable by reason of the Transactions. MIC is entitled under applicable Law to take full credit on its Financial Statements and STAT Financial Statements for all amounts recoverable pursuant to the Reinsurance Arrangements listed in Section 3.28 of the Parent Disclosure Letter, all such amounts recoverable have been properly recorded in the books and records of account of the Companies and are properly reflected in the Financial Statements and STAT Financial Statements, and, to the Knowledge of Parent, all such amounts are fully collectible in due course subject to the terms and conditions of the Reinsurance Arrangements.

Section 3.29 Investments. MIC is in possession of all certificates or other documentation evidencing ownership of the “invested assets” (which shall be defined as those assets so listed in the statutory Annual Statement for the Year 2017 of MIC that was provided to Purchaser), and, except as set forth on Section 3.29 of the Parent Disclosure Letter, has good and marketable title, free and clear of all Liens, to all such invested assets. None of such invested assets is in default in the payment of principal, interest, or dividends, and all substantially comply with: (i) the investment guidelines adopted by MIC; and (ii) all applicable Laws and all other insurance laws and regulations of each of the jurisdictions to which MIC is subject thereto. As of the Closing Date, all invested assets of MIC, and all other securities and other forms of investment of every kind of MIC, will be in the form of certificates of deposit or securities that both (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”; and (B) have a weighted average life of not more than five (5) years. Section 3.29 of the Parent Disclosure Letter sets forth all amounts deposited by the Companies for the benefit of policyholders as required by any Governmental Entity.

Section 3.30 Regulatory Filings. Except as may be required for the Transactions or as set forth on Section 3.30 of the Parent Disclosure Letter, each Company has duly filed with appropriate Governmental Entities, to the extent that filing of the same is required by the Laws and other applicable Laws, all annual and quarterly statements and other statements, documents, filings, registrations, and reports including, without limitation, any filings required under any state’s insurance holding company system act. Except as set forth on Section 3.30 of the Parent Disclosure Letter, all such statements, documents, filings, registrations, and reports were in compliance in all material respects with applicable Laws when filed, and there are no material omissions therefrom. Section 3.30 of the Parent Disclosure Letter provides a true and complete copy of the most recent report of examination issued by each of the Insurance Regulators and any other Governmental Entity that has examined or investigated any Company. The Companies have resolved all material issues raised in such reports to the satisfaction of the Governmental Entity which issued such reports. Except for regular periodic assessments in the ordinary course of Companies’ business, no claim or assessment is pending nor, to the Knowledge of Parent, threatened against any Company by any state insurance guaranty association in connection with that association’s fund relating to insolvent insurers.

Section 3.31 Insurance Business. MIC has paid in full all assessments that have been billed by, or accrued with respect to, insurance guaranty funds, assigned risk pools, joint underwriting associations and “second injury” funds for which it has been billed. Except as set forth on Section 3.31 of the Parent Disclosure Letter, all policies of insurance, reinsurance, or retrocessional coverage issued by MIC are in compliance (and at the respective dates of issuance were in compliance) with the applicable Laws and, to the extent required under such applicable Laws, are on forms approved by applicable Governmental Entities in the jurisdiction where issued, or have been filed with and not objected to by such Governmental Entities. Any premium rates with respect to policies of insurance, reinsurance, or retrocession currently issued by MIC which are required to be filed with or approved by Governmental Entities have been so filed or approved and premiums charged and conformed thereto. No outstanding policies of insurance, reinsurance, or retrocession issued, underwritten, reinsured or assumed by any Company entitles the holder thereof or any Person to receive any dividends, distributions or other benefits based on the revenues or earnings of the Companies. On the Effective Date, there shall have been no change to MIC’s rating of “A” (with no conditions or reservations) by Demotech, Inc. that was affirmed by Demotech, Inc. on November 19, 2018, other than changes resulting from the execution of this Agreement and/or the circumstances of Purchaser.

Section 3.32 Producers. Section 3.32 of the Parent Disclosure Letter sets forth a true, accurate, and complete list of all Persons appointed as Producers of the Companies. All Persons listed as Producers on Section 3.32 of the Parent Disclosure Letter are duly licensed to act as agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters, or intermediaries in the jurisdictions where they engage or, to the Knowledge of Parent, have engaged, in such activities. Except as set forth on Section 3.32 of the Parent Disclosure Letter, none of the Companies is engaged in any material dispute with any of such Producer, no such Producer has notified any Company that it intends to terminate or materially reduce its business relations with any Company.

Section 3.33 Open Claims. Section 3.33 of the Parent Disclosure Letter contains a complete and accurate list as of the Effective Date of all open claims under all Insurance Contracts, including, with respect to each claim, the amount of all loss and defense containment cost reserves as of that time. All such reserves are properly accounted for in the books and records of the Companies and are commercially reasonable and actuarially-justifiable estimates of the amount needed in reserve with respect to the underlying claim as of the date recorded.

Section 3.34 Banks; Powers of Attorney. Section 3.34 of the Parent Disclosure Letter contains a complete and correct list of the names and locations of all banks in which the Companies have accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.34 of the Parent Disclosure Letter, no Person holds a power of attorney to act on behalf of any Company.

Section 3.35 CC Services. Except as set forth on Section 3.35 of the Parent Disclosure Letter, all services and other obligations undertaken or satisfied by or on behalf of CC were performed in a good, workmanlike manner, consistent with the historical standards and practices of its business, and were free from any material defects and deficiencies. CC does not provide, and, since the acquisition of CC by Parent, has never provided, claims adjusting services in any capacity outside of the States of Florida, Texas, and Louisiana. Except as set forth on Section 3.35 of the Parent Disclosure Letter, CC presently, and at all times since December 31, 2017: (a) is, and, since December 31, 2017, has been, in compliance with all Laws applicable to its businesses and operations including, without limitation, all Insurance Laws relating to claims adjusting generally; and (b) holds all Permits necessary for it to operate as a claims adjuster in every jurisdiction where it operates; and (c) has filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity with respect to its business, operations, and Permits that it has, or was required to have pursuant to Insurance Laws, and has paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.35 of the Parent Disclosure Letter, as of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Laws in all respects.

Section 3.36 Investor Representations.

(a) Parent is an “accredited investor” as defined in 17 C.F.R. §230.501(a)(3) (Regulation D promulgated under the Securities Act) and is a sophisticated, well-informed investor capable of evaluating the merits and risks of an investment in the Stock Consideration.

(b) The Stock Consideration to be received by Parent pursuant to this Agreement is being obtained by Parent for Parent’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Parent further represents that Parent does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

(c) Parent has had an opportunity to discuss Purchaser’s business, management, financial affairs, and the terms and conditions of the sale of the Stock Consideration with Purchaser’s management, and has had an opportunity to review Purchaser’s facilities.

(d) Parent understands that: (i) the Stock Consideration has not been registered under the Securities Act or the Laws of any U.S. state or foreign nation, and are subject to restrictions on transferability and resale as “Restricted Securities” (as such term is defined in 17 C.F.R. §230.144); (ii) Parent must hold the Stock Consideration indefinitely unless: (i) it is registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer is permitted by applicable U.S. state securities Laws.

(e) None of Parent or any of its Representatives or Affiliates has either directly or indirectly received any general solicitation or advertisement relating to the offer and sale of the Stock Consideration.

(f) Parent presently maintains its principal executive office in the State of Florida.

Section 3.37 No Additional Representations.

(a) Except for the representations and warranties made by Parent in this Article III, neither Parent nor any Company nor any other Person makes or has made any express or implied representation or warranty, written or oral, to Purchaser or any of its Affiliates or Representatives with respect to Parent, the Companies, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article III, neither Parent nor any Company nor any other Person makes or has made any express or implied representation or warranty, written or oral, to Purchaser or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget, or prospective information relating to Parent, Companies, or their respective businesses; or (ii) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Companies, the negotiation of this Agreement, or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Parent or its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospective information that may have been made available to Parent or its Representatives.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the disclosure letter delivered by Purchaser to Parent prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) and, as to any matter first arising after the Effective Date, any Purchaser Supplement (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV), Purchaser represents and warrants to Parent as of the Effective Date and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 4.01 Organization, Standing and Power. Each of Purchaser and its Subsidiaries: (a) is an entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization; (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 Capital Stock.

(a) The authorized capital stock of Purchaser consists of twenty-five million (25,000,000) shares of common stock, par value of one cent ($0.01) per share (the “Purchaser Common Stock”), and one million (1,000,000) shares of serial preferred stock, par value one cent ($0.01) per share (the “Purchaser Preferred Stock”). As of the close of business on February 1, 2019 (provided, that the following amounts only changed between February 1, 2019 and the Effective Date by de minimis amounts as a result of reductions resulting from forfeitures of restricted stock grants): (i) thirteen million seventy thousand fifty-five (13,070,055) shares of Purchaser Common Stock (excluding treasury shares and Equity Plan Stock) were issued and outstanding; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury; (iii) no shares of Purchaser Preferred Stock, were issued and outstanding or held by Purchaser in its treasury; and (iv) eight hundred ten thousand two hundred fifty-three (810,253) shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser’s equity plans (the “Equity Plan Stock”). All the outstanding shares of capital stock of Purchaser are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. No shares of capital stock of Purchaser are owned by any Subsidiary of Purchaser. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Purchaser have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive or similar rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Purchaser, free and clear of all Liens other than restrictions on transfer under applicable securities Laws.

(b) Neither Purchaser nor any of its Subsidiaries has outstanding any bonds, debentures, notes, or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Purchaser or such Subsidiary on any matter. As of the Effective Date, except for this Agreement, as set forth above in Section 4.02(a) and in Section 4.02 of the Purchaser Disclosure Letter, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Purchaser, there are no outstanding: (i) shares of capital stock or other voting securities or equity interests of Purchaser; (ii) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries; (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or any of its Subsidiaries or other equity equivalent or equity-based award or right; (iv) subscriptions, options, warrants, calls, commitments, Contracts, or other rights to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Purchaser or any of its Subsidiaries, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries or rights or interests described in clause (iii); or (v) obligations of Purchaser or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any such securities or to issue, grant, deliver, register, transfer, or sell, or cause to be issued, granted, delivered, registered, transferred, or sold, any such securities. As of the Effective Date, except for this Agreement, there are no stockholder agreements, voting trusts, or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party or on file with Purchaser with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Purchaser or any of its Subsidiaries.

Section 4.03 Authority. Purchaser has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly approved by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Parent and the Companies, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No vote of the stockholders of Purchaser or the holders of any other securities of Purchaser (equity or otherwise) is required by any applicable Law, the Purchaser’s articles of incorporation, or the Purchaser’s Bylaws in order to consummate the Transactions.

Section 4.04 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Transactions and compliance by Purchaser with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification, or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Purchaser or any of its Subsidiaries under, any provision of: (i) the articles or certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or any Significant Subsidiary of Purchaser; (ii) any material Contract to which Purchaser or any of its Significant Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound; or (iii) subject to the governmental filings and other matters referred to in Section 4.04(b), any Law or any rule or regulation of any self-regulatory authority applicable to Purchaser or any of its Significant Subsidiaries or by which Purchaser or any of its Significant Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consents, approvals, orders, or authorizations of, or registrations, declarations, or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery, or performance by Purchaser of this Agreement or to consummate the Transactions, except for: (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, one or more of the Insurance Regulators or any other Governmental Entity; (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations; (iii) applications, filings or notices pursuant to the securities or blue sky Laws of the various states with respect to the issuance of the Stock Consideration hereunder; and (iv) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05 SEC Reports; Financial Statements.

(a) Purchaser and its Subsidiaries have filed or furnished on a timely basis with the SEC since December 31, 2016, all Purchaser SEC Documents. As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Purchaser SEC Document has been amended by a subsequently filed Purchaser SEC Document, in which case, as of the date of such amendment: (i) the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act; and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity, and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

Section 4.06 Absence of Certain Changes or Events. Except as set forth in Section 4.06 of the Purchaser Disclosure Letter, since September 30, 2018, there has not been any change, event, or development, or any prospective change, event, or development, that, individually or taken together with all other facts, circumstances, and events (described in any Section of this Article IV or otherwise), has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.07 Litigation. There is no Action, whether judicial, arbitral, administrative, or other, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of Purchaser or any of its Subsidiaries in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.08 Compliance with Laws.

(a) Purchaser and each of its Subsidiaries are and, at all times since December 31, 2016, have been, in compliance with all Laws applicable to their businesses, operations, properties, or assets, including the Sarbanes-Oxley Act of 2002, applicable state insurance Laws, and all other Laws relating to discriminatory business practices, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease, or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Purchaser’s knowledge no suspension or cancellation of any such Permits is threatened, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) Since December 31, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity: (i) asserting that Purchaser or any of its Subsidiaries is in default under any applicable Laws or Permits; (ii) threatening to revoke any Permits; or (iii) requiring Purchaser or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter, or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Purchaser’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business, or its operations (any of the foregoing, a “Purchaser Regulatory Agreement” ). Neither Purchaser nor any of its Subsidiaries is party to or subject to any Purchaser Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.09 Status of Stock Consideration. The shares of Purchaser Common Stock comprising the Stock Consideration will have been duly authorized and reserved for issuance hereunder and when issued to Parent in accordance with the terms of this Agreement such shares of Purchaser Common Stock will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens (other than restrictions on transfer which arise under applicable securities Laws, this Agreement, or the other Transaction Documents), will not have been issued in violation of preemptive or similar rights to subscribe for or purchase securities, and will be issued in compliance with all applicable federal and state securities Laws (assuming that the representations and warranties of Parent in Section 3.36 are true and correct on the date of issuance).

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.11 Investor Representations.

(a) Purchaser is an “accredited investor” as defined in 17 C.F.R. §230.501(a)(3) (Regulation D promulgated under the Securities Act) and is a sophisticated, well-informed investor capable of evaluating the merits and risks of an investment in the Company Equity.

(b) The Company Equity to be received by Purchaser pursuant to this Agreement is being obtained by Purchaser for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Equity.

(c) Purchaser has had an opportunity to discuss the Companies’ business, management, financial affairs, and the terms and conditions of the sale of the Company with the Companies’ management, and has had an opportunity to review the Companies’ facilities. However, the foregoing representation, does not limit or modify the representations and warranties of Parent and the Companies in Section 3 or the right of Purchaser to rely thereon.

(d) Purchaser understands that: (i) the Company Equity has not been registered under the Securities Act or the Laws of any U.S. state or foreign nation, and are subject to restrictions on transferability and resale as “Restricted Securities” (as such term is defined in 17 C.F.R. §230.144); (ii) Purchaser must hold the Company Equity indefinitely unless: (i) it is registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer is permitted by applicable U.S. state securities Laws.

(e) None of Purchaser or any of its Representatives or Affiliates has either directly or indirectly received any general solicitation or advertisement relating to the offer and sale of the Company Equity.

(f) Purchaser presently maintains its principal executive office in the State of Florida. Purchaser has primarily conducted all negotiations relating the Transactions, and has executed this Agreement, inside the State of Florida.

Section 4.12 No Additional Representations.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty to Parent or its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget, or prospect information relating to Purchaser, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Parent or its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement, or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither Parent nor any Company nor any other Person has made or is making any representations or warranties relating to Parent or the Companies whatsoever, express or implied, beyond those expressly given by Parent in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or the Companies furnished or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives.

Section 4.13 Absence of Changes. Since September 30, 2018, Purchaser’s business has been conducted in the ordinary course in all material respects, and there has not occurred any Purchaser Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

Article V.

COVENANTS

Section 5.01 Conduct of Business by the Companies. During the period from the Effective Date to the Closing, except as consented to in writing in advance by Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed, or as otherwise required or permitted by this Agreement, or as set forth on Section 5.01 of the Parent Disclosure Letter, Parent shall cause the Companies to use commercially reasonable efforts to carry on the business of the Companies in the ordinary course of business consistent with past practice and to preserve intact the Companies’ business organization, maintain in effect all material Permits existing as of the Effective Date, preserve the Companies’ assets, rights, and properties in good repair and condition, and preserve the Companies’ relationships with customers, suppliers, and others having business dealings with them. In addition to and without limiting the generality of the foregoing, during the period from the Effective Date to the Closing, except as required or permitted by this Agreement, or as set forth on Section 5.01 of the Parent Disclosure Letter, the Parent shall cause the Companies not to do any of the following, without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed:

(a) amend, authorize, or propose to amend any of the Companies’ articles of incorporation or bylaws (or similar organizational documents);

(b) either:

(i) except for dividends paid to Parent, set any record or payment dates for, or make, declare, pay, or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on, any shares of capital stock or other equity interests of the Companies;

(ii) purchase, redeem, or otherwise acquire, shares of capital stock or other equity interests or voting securities of the Companies or any options, warrants, or rights to acquire any such shares or other equity interests or voting securities, or

(iii) split, combine, reclassify, or otherwise amend the terms of any capital stock or other equity interests or voting securities of the Companies, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock or other equity interests of the Companies;

(c) issue, deliver, sell, grant, pledge, or otherwise encumber or subject to any Lien, any shares of the capital stock or other equity interests of the Companies, or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Companies on a deferred basis or other rights linked to the value of the Company Equity or any portion thereof, including pursuant to Contracts as in effect on the Effective Date;

(d) either:

(i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than One Hundred Thousand and No/100 Dollars ($100,000.00) in annual cash compensation;

(ii) grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action), except – (A) to make changes that are required by applicable Law, (B) to increase base salaries and wages in the ordinary course of business consistent with past practice, provided that the amount of any such salary and wage increases shall not exceed two percent (2.0%) in the aggregate for all employees over the amount listed in Section 3.10(d) of the Parent Disclosure Letter, other than one-time stay bonuses paid in connection with the Transactions that do not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, and (C) to satisfy contractual obligations existing as of the Effective Date under any Employee Plans set forth in Section 3.09(a) of the Parent Disclosure Letter;

(iii) terminate any employee above the level of Vice President, other than for “cause”; or

(iv) transfer any employee who is a Business Employee from the Companies, or transfer any employee who is not a Business Employee to the Companies, except as otherwise contemplated by this Agreement;

(e) either:

(i) enter into, establish, adopt, amend, modify, or renew any Employee Plan or any arrangement that would have been an Employee Plan had it been in effect as of the Effective Date, or any trust agreement (or similar arrangement) related thereto, in respect of any Business Employee;

(ii) take any action to accelerate the vesting or exercisability of any compensation or benefits payable under any Benefit Plans;

(iii) fund or in any other way secure or fund the payment of compensation or benefits under any Company Plan;

(iv) change the manner in which contributions to any Employee Plan are made or determined; or

(v) add any new participants to, or increase the principal sum of, any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action),

in each case of clauses (i)-(v), except as may be required by applicable Law or to satisfy contractual obligations existing as of the Effective Date, including pursuant to the terms of any Company Plan set forth in Section 3.09(a) of the Parent Disclosure Letter, after prior written notice thereof to Purchaser;

(f) sell, license, lease, transfer, subject to a Lien, abandon, or allow to lapse or otherwise dispose of or discontinue any of its material rights, assets, deposits, business, or properties, other than in the ordinary course of business;

(g) either:

(i) except for capital contributions by Parent to MIC or MM, make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase, or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or

(ii) make any purchases or other acquisitions of any debt securities, property, or assets related to real estate (including any investments or commitments to invest directly in real estate or any real estate development project) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(i) other than in the ordinary course of business consistent with past practice:

(i) modify, amend, terminate, fail to renew, cancel, or extend any Material Contract or any Contract with consultants involving annual payments by the Companies of One Hundred Thousand and No/100 Dollars ($100,000.00) or more or expressly waive any material benefits under any such Material Contract or any such other Contract; or

(ii) enter into any Contract that if in effect on the Effective Date would be a Material Contract or any Contract with any broker or finder in connection with the Transactions that calls for payments of Fifty Thousand and No/100 Dollars ($50,000.00) or more by one or more of the Companies;

(j) either:

(i) settle any Action against it, except for an Action that is settled in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) and that would not impose any material non-monetary restriction on the business of the Companies or, after the Closing, Purchaser or its Affiliates; or

(ii) waive or release any material rights or claims other than reinsurance novations in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(k) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(l) settle or compromise any material liability for Taxes, amend any material Tax Return, make or change any material Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes, except insofar as may have been required by a change in GAAP or applicable Law, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, or surrender any right to claim a material Tax refund;

(m) except for the incurrence of Loans in connection with Surplus Notes issued by MIC to Parent, and for temporary loans from Parent to MIC or MM to Parent that will be repaid in full by Closing, make or acquire any Loan;

(n) either:

(i) make or commit to make any new capital expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) individually or One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate; or

(ii) except as permitted by paragraph (m) above, incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the indebtedness of any other Person;

(o) enter into any new line of business or change its investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management, and other underwriting or operating policies or practices in any material respect other than as required by Law or GAAP;

(p) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of, or make application for the opening, relocation, or closing of any, or open, relocate, or close any, office or other facility or permit the revocation or surrender of a certificate of authority to maintain any such office or facility, except as may be required by any landlord or Governmental Entity after prior written notice thereof to Purchaser;

(q) loan or advance any amount to, or sell, transfer or lease any properties, rights, or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its executive officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its executive officers or directors;

(r) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any securities which would be considered “high-risk” securities under applicable regulatory pronouncements other than as required by Law or GAAP;

(s) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(t) fail to use commercially reasonable efforts to take any action that is required by a Regulatory Agreement (including any action otherwise prohibited or restricted by this Section 5.01), or willfully take any action that violates a Regulatory Agreement;

(u) either:

(i) except for purchases of securities that a Company is required to make pursuant to Contracts to which a Company is a party as of the Effective Date, purchase any equity securities, or purchase any other securities other than securities that both: (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”; and (B) have a weighted average life of not more than five (5) years; or

(ii) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(v) recognize any union, works council, or other labor organization as the representative of any of the Business Employees, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law;

(w) conduct or announce any facility closure, layoffs, reduction in force, or other employment terminations sufficient in number to trigger the Worker Adjustment and Retraining Notification Act or similar Law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

(x) change its service providers or vendors for its IT Assets;

(y) write any new residential property insurance policies with respect to property located in either (i) the Dallas Fort Worth Arlington, Texas Metropolitan Statistical Area (as defined by the U.S. Office of Management and Budget) or (ii) counties in Texas that are north or inclusive of Interstate 20, other than policies on manufactured homes with actual cash value coverage; or

(z) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.02 Conduct of Business by Purchaser. During the period from the Effective Date to the Closing, except as consented to in writing in advance by the Parent, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.02 of the Purchaser Disclosure Letter, Purchaser shall not, and shall not permit any of its Significant Subsidiaries:

(a) amend, authorize, or propose to amend its articles of incorporation or bylaws (or similar organizational documents) in a manner that would adversely affect the economic benefits of the Transactions to Parent;

(b) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(c) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.03 Go-Shop; Acquisition Proposals.

(a) During the period beginning on the Effective Date and ending one minute after 11:59 p.m. (New York City time) on the thirtieth (30th) calendar day after the Effective Date (the “Go-Shop Period”), Parent, shall have the right to:

(i) solicit Acquisition Proposals (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to nonpublic information to any Person and its Representatives, its Affiliates, and its prospective equity and debt financing sources who have a need for access to such information pursuant to a confidentiality agreement on terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided, that the Parent and the Companies shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse, or cause to be reimbursed the expenses of any such Person in connection with any Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal); provided further, that (A) any such nonpublic information that has not previously been made available to Purchaser shall be made available to Purchaser prior to, or substantially concurrently with, the time such information is made available to such Person; and (B) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier, or customer of the Companies will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Companies with advice from its outside legal counsel; and

(ii) enter into discussions or negotiations with any Person or groups of Persons and their Representatives, their Affiliates, and their prospective equity and debt financing sources regarding an Acquisition Proposal (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, attempts, discussions, or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Parent and the Companies agree that, except as expressly permitted by this Section 5.03, Parent and the Companies, and their respective Representatives shall:

(i) at 12:00 a.m. (Miami, Florida time) on the thirty-first (31st) calendar day after the Effective Date (the “No-Shop Period Start Date”) immediately cease all actions permitted by Section 5.03(a) with any Persons that may be ongoing with respect to an Acquisition Proposal; and

(ii) from the No-Shop Period Start Date until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, not:

(A) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(B) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 5.03;

(C) take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law or any other applicable anti-takeover statute or otherwise cause such restrictions not to apply; or

(D) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.03(b), at any time following the No-Shop Period Start Date and prior to Closing, but not after the Requisite Company Vote is obtained, Parent and its Representatives may: (I) in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.03(b), provide information to such Person and its Representatives, its Affiliates, and its prospective equity and debt financing sources, if the Parent or any of its Subsidiaries receives from the Person so requesting such information an executed confidentiality agreement on terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided, that the Parent and the Companies shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse, or cause to be reimbursed the expenses of any such Person in connection with any Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal), in each case, without the prior consent of Purchaser; provided further, that (A) any such nonpublic information that has not previously been made available to Purchaser shall be made available to Purchaser prior to, or substantially concurrently with, the time such information is made available to such Person, and (B) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier, or customer of the Companies will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Parent with advice from its outside legal counsel; or (II) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, (A) prior to taking any action described in clause (I) or (II) directly above, the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in each such case referred to in clause (I) or (II) directly above, the Board of Directors of Parent has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 5.03(c), the Board of Directors of Parent and each committee thereof shall not:

(i) Either:

(A) withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Purchaser, the Company Recommendation with respect to the Transactions;

(B) authorize, approve, recommend, or otherwise declare advisable, or publicly propose to authorize, approve, recommend, or otherwise declare advisable, any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal;

(C) fail to include the Company Recommendation in the Proxy Statement;

(D) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by Parent or the Board of Directors of Parent of the type contemplated by Rule 14d-9(f) under the Exchange Act in which Parent, or the Board of Directors of Parent, indicates that Board of Directors of Parent has not changed the Company Recommendation; or

(E) after receiving a written request to do so from Purchaser, fail to reaffirm the Company Recommendation within the earlier of three (3) Business Days prior to the meeting of the stockholders of Parent and five (5) Business Days (any of the foregoing, a “Change of Recommendation”); or

(ii) except as expressly permitted by, and after compliance with, this last paragraph of this Section 5.03(c), cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.03(a) or Section 5.03(b) entered into in compliance with Section 5.03(a) or Section 5.03(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal or otherwise resolve or agree to do so. Notwithstanding anything to the contrary set forth in this Section 5.03(c), the Board of Directors of Parent may, prior to but not after the time the Requisite Company Vote is obtained, make a Change of Recommendation or authorize Parent to terminate this Agreement pursuant to Section 7.01(d)(i) if Parent receives an Acquisition Proposal and – (I) prior to taking such action, the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (II) Board of Directors of Parent has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, that the Board of Directors of Parent may not take any such action unless – (I) there has been no breach of this Section 5,03, (II) prior to making such Change of Recommendation or authorizing such termination to enter into a definitive written agreement with respect to such Superior Proposal pursuant to Section 7.01(d)(i), Parent provides prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Superior Proposal, all required information under Section 5.03(f), (III) during the Notice Period, Parent shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (including providing Purchaser the opportunity to make a presentation to the Board of Directors of Parent regarding this Agreement and any adjustments thereto) should Purchaser propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Superior Proposal, such Acquisition Proposal no longer constitutes a Superior Proposal, and (IV) the Board of Directors of Parent has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Purchaser in writing prior to the end of the Notice Period and determined in good faith, after consultation with its outside legal counsel and financial advisor, that a failure to make such Change of Recommendation continues to be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Acquisition Proposal will be deemed to be a new Acquisition Proposal, including for purposes of the Notice Period; provided, that subsequent to the initial Notice Period, the Notice Period shall be reduced to three (3) Business Days.

(d) Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall prohibit Parent from: (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute a Change of Recommendation; provided, that, if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Purchaser shall have the right to terminate this Agreement as set forth in Section 7.01(c)(i).

(e) Existing Discussions. Parent agrees that, from and after the No-Shop Period Start Date, it will cease and cause to be terminated any existing activities, solicitations, discussions, or negotiations with any parties conducted theretofore with respect to any Acquisition Proposal. Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.03(e) of the obligations undertaken in this Section 5.03. Parent also agrees that it will as promptly as possible (and in all events within twenty-four (24) hours after the expiration of the Go-Shop Period): (i) request each Person that has executed a confidentiality agreement in connection with any Acquisition Proposal or its consideration of any Acquisition Proposal to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries; and (ii) terminate any data room or other diligence access of such Person.

(f) Notice. In addition to Parent’s obligation to provide prior written notices to Purchaser pursuant to Section 5.03(c), within twenty-four (24) hours after the expiration of the Go-Shop Period, Parent shall: (i) notify Purchaser in writing of the identity of each Person who signed a confidentiality agreement contemplated by Section 5.03(a) or from whom Parent or any of its Subsidiaries received an Acquisition Proposal after the beginning of the Go-Shop Period and prior to the No-Shop Period Start Date; and (ii) provide Purchaser with un-redacted copies of any written requests, proposals, or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). From and after the No-Shop Period Start Date, Parent agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Purchaser if any inquiries, proposals, or offers with respect to an Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal are received by, any information in connection therewith is requested from, or any discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Acquisition Proposal and providing un-redacted copies of any written requests, proposals or offers, including proposed agreements, the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof) and thereafter shall keep Purchaser reasonably informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parent’s intentions as previously notified.

(g) Standstills. During the period commencing with the Effective Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and Closing, Parent and the Companies shall not terminate, amend, modify, or waive any provision of any confidentiality agreement, standstill agreement, or similar agreement to which Parent or the Companies is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Companies shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality agreement, standstill agreement, or similar agreement to the extent the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Parent acknowledges and agrees that nothing in the Confidentiality Agreement shall prohibit, prevent or restrict the ability of Parent or any Person acting on behalf of Parent to propose or make amendments or other revisions to the terms and conditions of this Agreement or otherwise exercise its rights under the last paragraph of Section 5.03(c) and any acts taken in connection therewith shall under no circumstances be considered a breach of either of the Confidentiality Agreement. At the Closing, Parent shall cause to be assigned to Purchaser all assignable rights under confidentiality agreements entered into by Parent or any of its Subsidiaries (other than the Companies) with respect to any actual or prospective Acquisition Proposal.

(h) As used in this Section 5.03, the following terms have the following meanings:

(i) “Acquisition Proposal” means, other than the Transactions, any proposal, offer, or substantive inquiry with respect to a, or any, tender or exchange offer to acquire twenty percent (20.0%) or more of the voting power in Parent or any of its Subsidiaries, any inquiry, proposal, or offer with respect to a merger, consolidation, share exchange, or other business combination involving Parent or any of its Subsidiaries, or any other inquiry, proposal, or offer to acquire, license, lease, exchange, or transfer in any manner twenty percent (20.0%) or more of the voting power in (whether by purchase of newly issued or outstanding shares of stock, or securities convertible or exchangeable for shares of stock regardless of whether such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, or assets of, Parent or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal that is unsolicited (except as permitted under Section 5.03(a) or (b)) and would result in any Person or group (as defined in or under Section 13 of the Exchange Act) other than the Parent or any of its Subsidiaries, or any controlled Affiliate thereof becoming the beneficial owner, directly or indirectly, of fifty percent (50.0%) or more of the total voting power of the equity securities of the Companies or fifty percent (50.0%) or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Companies that the Board of Directors of Parent has determined in good faith, after consultation with its outside legal counsel and financial advisor – (A) would result in a transaction that, if consummated, would be more favorable to the stockholders of Parent from a financial point of view than the Transactions, which may include without limitation consideration of the mix of cash and any stock included in the purchase price, the amount of Surplus Notes being repaid, the inclusion of any holdback amount, and the terms of required indemnification (after taking into account any revisions to the terms of the Transactions contemplated by Section 5.03(c) and the time likely to be required to consummate such Acquisition Proposal), and (B) is reasonably capable of being consummated on the terms so proposed, in the case of each of (A) and (B), taking into account all financial, regulatory, legal, and other aspects of such proposal, including the likelihood of termination, the sources of and terms of any financing, financing market conditions and the existence of a financing contingency, the timing of closing and the identity of such Person making the proposal.

Section 5.04 Access to Information; Confidentiality.

(a) Subject to applicable Law, Parent shall, and shall cause the Companies to, afford to Purchaser, its Representatives, and, with respect to claims files, it actuaries, reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Closing or the termination of this Agreement in accordance with its terms, to all of the Companies’ properties, assets, books, contracts, commitments, personnel, and records as Purchaser or its Representatives may reasonably request (which shall include, without limitation, all claims files and related information of the Companies), and during such period, Parent shall, and shall cause the Companies to, furnish promptly to Purchaser: (i) a copy of each report, schedule, registration statement and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws; and (ii) all other information concerning the Companies’ business, properties, and personnel (or Parent’s business properties, and personnel to the extent they relate to the Companies’ business, properties, and personnel) as the other party may reasonably request (including all claims files and work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Parent nor any of the Companies shall be required to provide access to or to disclose information where – (A) such access or disclosure would breach any agreement with any third party in effect on the Effective Date, (B) such information constitutes privileged attorney work product or is subject to the attorney client privilege, or (C) such access or disclosure would violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements in good-faith, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the Effective Date, Parent will furnish to Purchaser: (x) consolidated financial statements (including balance sheets and statements of operations) of Parent and the Companies as of and for such month then ended; (y) internal management financial control reports showing actual financial performance against plan and previous period; and (z) any reports provided to the Board of Directors of Parent or any Company Board, or any committee thereof, relating to the financial performance and risk management of Parent and the Companies. In addition, Parent will furnish Purchaser with a copy of each report filed by it or any of the Companies with a Governmental Entity within three (3) Business Days following the filing thereof.

(b) Parent will notify Purchaser reasonably promptly after: (i) each event, occurrence, or other circumstance that causes, or is reasonably likely to cause, claims under insurance policies written by one the Companies to equal or exceed Five Hundred Thousand and No/100 Dollars ($500,000.00); and (ii) every individual claim that is made under an insurance policy written by one of the Companies that equals or exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00).

(c) From time to time upon the written request of Purchaser, prior to the earlier to occur of the Closing or the earlier termination of this Agreement, Parent shall provide to Purchaser updated and current copies of Parent’s and the Companies’ large loss report and case and bulk reserves reports.

(d) All such information shall be held confidential in accordance with the terms of the confidentiality agreement, dated September 5, 2018, between Purchaser and Sandler O’Neill & Partners L.P., on behalf of the Parent (the “Confidentiality Agreement”).

Section 5.05 Requisite Regulatory Approvals. Upon the terms and subject to the conditions set forth in this Agreement, and with the commercially reasonable cooperation of Parent and the Companies, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable. In furtherance of the foregoing, each party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to reasonably cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings, and to obtain all permits, consents, approvals, and authorizations of Governmental Entities necessary to consummate the Transactions and the repayment in full of the Surplus Notes applicable to it (the “Requisite Regulatory Approvals”), and will make all applicable required filings in respect of those Requisite Regulatory Approvals as soon as practicable (and, in any event, with respect to any applications required for the Equity Sale with the applicable Insurance Regulators, no later than thirty (30) days after the Effective Date and, in the case of preliminary notice to the Florida Office of Insurance Regulation within five (5) days after the Effective Date). Parent and the Companies shall use commercially reasonable efforts to reasonably cooperate with Purchaser, and use commercially reasonable efforts to provide such information that is requested by Purchaser, in order to permit Purchaser to prepare and submit the filings for the Requisite Regulatory Approvals and respond to requests for additional information from applicable Governmental Entities. Notwithstanding anything to the contrary in this Section 5.05, none of Parent or the Companies, nor Purchaser or any of its Affiliates, shall be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any Requisite Regulatory Approvals that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, liabilities, or results of operations of: (x) Parent; (y) the Companies taken as a whole; or (z) Purchaser and its Subsidiaries, taken as a whole, following the Closing (a “Burdensome Condition”). Subject to applicable Law and the instructions of any Governmental Entity, Purchaser shall inform Parent in writing if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries has advised or notified any of Purchaser or its Subsidiaries of such Governmental Entity’s determination to impose a restriction or requirement in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, including reasonable detail regarding the restriction or requirement imposed by the Governmental Entity; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide Parent or the Companies with any information relating to or containing any confidential supervisory or regulatory examination materials or information. Each party shall promptly furnish to the other parties copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Entity with respect to the Transaction, and each party will have the right to review in advance, and to the extent practicable each party will consult with the other party, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to it and any of its Subsidiaries that appear in any filing made with or written materials submitted to any Governmental Entity in connection with the Requisite Regulatory Approvals; provided, that, for the avoidance of doubt, in no event shall any party be obligated to provide the other parties with any information relating to or containing any confidential supervisory or regulatory examination materials or information. Each party agrees that it will consult with the other party with respect to obtaining all other material permits, consents, approvals, and authorizations of all Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. No party shall participate in any meeting, or initiate any material substantive conversation, with any Governmental Entity relating to the Transactions without giving the other party reasonably prior notice of the meeting or conversation. The parties shall promptly deliver to each other copies of all filings, correspondence, and orders to and from all Governmental Entities in connection with the Transactions, including seeking the Requisite Regulatory Approvals; provided, that each party may redact such information as may reasonably be considered proprietary, sensitive, or confidential (including financial projections, business plans, or personal information).

Section 5.06 Further Assurances. From and after the Closing, consistent with the terms and conditions hereof, Parent and Purchaser shall and shall cause each of their respective Subsidiaries to, and shall use commercially reasonable efforts to cause their Affiliates to, promptly execute, acknowledge, and deliver such instruments, certificates, and other documents and take such other action as a party may reasonably require in order to carry out any of the Transactions. Following the Closing, the parties shall use commercially reasonable efforts to reasonably cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the Transactions.

Section 5.07 Notification of Certain Matters. Parent and the Companies, on the one hand, and Purchaser, on the other hand, shall promptly notify each other of: (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions by or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Transactions; or (c) any change, condition, or event that either – (i) renders, or would reasonably be expected to render, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.02(a) or Section 6.03(a), as applicable, would not be satisfied if the Closing were to then occur, or (ii) that results, or would reasonably be expected to result, in any failure of such party to comply with or satisfy in any material respect any covenant, condition, or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder.

Section 5.08 Employees.

(a) Prior to the Closing: (i) the employment of each Business Employee who as of the Effective Date is not already employed by the Companies shall be transferred to MM; and (ii) the employment of each employee who is not a Business Employee shall be transferred to Parent or an Affiliate of Parent (other than the Companies). All Business Employees employed by the Companies immediately prior to the Closing shall automatically become employees of Purchaser and its Affiliates (which may be the Companies) as of the Closing. Nothing contained in this Section 5.08 shall – (I) be construed to create (A) any third-party beneficiary rights in any current or former employee of Parent or the Companies, or (B) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Purchaser or its Affiliates, or (II) limit the ability of Purchaser or its Affiliates to amend, modify, terminate, or decline to implement or continue, as applicable, any Parent Plan, Company Plan or other benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by Parent or the Companies.

(b) As of the Closing Date, Parent shall cause the Companies to terminate the participation of each Business Employee in each Parent Plan and in no event shall any Business Employee be entitled to accrue any benefits under such Parent Plans with respect to services rendered or compensation paid on or after the Closing. The parties hereto agree that the Companies shall have no liabilities or obligations with respect to any Parent Plan for periods on and after the Closing. If requested by Purchaser after the Effective Date and prior to the Closing, the Companies shall terminate, effective as of the Closing Date, any Company Plans that are intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”). The Business Employees shall, effective immediately after the Closing, be eligible to participate in a corresponding Purchaser Plan at such time as the terms and conditions of the Purchaser Plan permit them to participate therein if the Companies are requested by Purchaser to terminate a 401(k) Plan or if the Companies terminate participation of the Business Employees in a Parent 401(k) Plan, and Purchaser agrees to use commercially reasonable efforts to take such actions as may be required to facilitate, and shall use commercially reasonable efforts to cause the trustee of the corresponding Purchaser Plan to accept, a direct rollover of all or a portion of a Business Employee’s distribution from the Parent’s or a Company’s 401(k) Plan, including any 401(k) Plan loans under terms and conditions established by the administrator of the corresponding Purchaser Plan.

Section 5.09 Public Announcements. Purchaser and Parent shall reasonably cooperate with respect to the issuing of any press release or other public statements with respect to this Agreement and the Transactions; provided, that, prior to the Closing, no party to this Agreement shall issue any press release or make any public announcement relating to this Agreement and the Transactions without the prior written approval of the other parties hereto; provided further, that each party may issue a press release or make other public statements relating to the Transactions without obtaining the other parties’ consent of any kind, providing notice or otherwise complying with this Section 5.09 (but will use commercially reasonable efforts to consult with the other parties in advance of such disclosure to the extent practicable and not prohibited by applicable Law or after disclosure is made if not prohibited by applicable Law) to the extent such party has received the advice of legal counsel (which may be in-house counsel) that it is required to make such disclosure to comply with applicable securities Laws relating to the regulation of the securities markets in the jurisdictions in which such party’s securities are traded or otherwise regulated, including any applicable rules of any market or exchange on which the shares of the foregoing may be listed for trading.

Section 5.10 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing, and nothing contained in this Agreement shall give Parent or the Companies, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Closing. Prior to the Closing, each of Parent and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.11 Operating Functions.

(a) Prior to Closing, senior officers of Parent and Purchaser shall meet from time to time as Purchaser may reasonably request, to discuss transition matters and review the financial and operational affairs of the Companies, and Parent shall give reasonable due consideration to Purchaser’s input on such operational affairs with the understanding that neither Parent nor any of its Subsidiaries shall be required to agree to any material contractual obligation that is not contingent upon the consummation of the Closing.

(b) For a period of six (6) months after Closing, Parent shall cause its then-existing officers to be made available to provide assistance reasonably requested by Purchaser in connection with the transition of the business operations of the Companies from the control of Parent to Purchaser; provided, that such assistance shall be subject to the reasonable availability of the foregoing individuals (such availability not to be unreasonably withheld, conditioned, or delayed) and shall be limited to no more than ten (10) hours per week. As part of the foregoing, Parent shall reasonably cooperate with Purchaser to provide to Purchaser, within a reasonable period of time after Purchaser’s request therefor, copies of all books and records and responses to requests for historical information not previously made available to Purchaser, with respect to the Companies and their past business operations as Purchaser may reasonably request.

Section 5.12 Restrictive Covenants.

(a) Non-Compete. For a period of five (5) years from and after the Closing Date (the “Restricted Period”), Parent shall not, and shall cause all of its Subsidiaries and its Affiliates that it controls, not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) engage in any Restricted Business; or (ii) own the equity securities of, manage, operate, or control any Person that engages in a Restricted Business. Notwithstanding the immediately preceding sentence, this Section 5.12(a) shall not operate to prevent or restrict (A) the ownership of capital stock of Purchaser, subject to the terms of the Standstill Agreement, or (B) the direct or indirect acquisition by Parent (through acquisition, merger, or other strategic transaction or otherwise) of an interest in any Person that engages, directly or indirectly, in the Restricted Business if Parent’s voting or equity ownership interest in such Person does not in the aggregate exceed two percent (2.0%) of the total outstanding voting or equity ownership interests of such Person. For purposes of this Agreement, “Restricted Business” means marketing, selling, and issuing residential property and casualty insurance policies to residential consumers anywhere in the States of Alabama, Florida, Georgia, Louisiana, South Carolina, or Texas, but does not mean or include offering or issuing reinsurance contracts.

(b) Non-Solicit/No-Hire. During the Restricted Period, Parent agrees not to, and shall cause all of its Subsidiaries and its Affiliates that it controls not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) hire (whether as an employee, independent contractor, consultant, or otherwise); or (ii) solicit or induce, or attempt to solicit or induce, to leave the employment of Purchaser, the Companies, or the Purchaser’s other Subsidiaries or violate the terms of their Contracts or any employment arrangements, any Business Employee or any officer or employee of Purchaser, the Companies, or any of the Purchaser’s other Subsidiaries employed by any of them on the Closing Date; provided, that the foregoing restrictions shall not apply to the solicitation or hiring of – (I) any such Persons whose employment has ceased or has been terminated by Purchaser or any of its Affiliates at least six (6) months prior to such solicitation or hiring; (II) any such Persons who respond to general solicitations of employment through advertising media not specifically directed toward such Persons; or (III) any such Persons who contacts Parent on his or her own initiative without any solicitation or encouragement from Parent.

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Parent shall not, and shall cause all of its Subsidiaries and its Affiliates that it controls, not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) sell, provide or otherwise disclose any customer, agent, or vendor list of the Companies to any other Person; (ii) use, directly or indirectly, any customer, agent, or vendor list of the Companies to solicit Persons that were customers, agents, or vendors of the Companies at the Closing Date in respect of the provision of products or services offered by the Companies immediately prior to the Effective Date or (iii) otherwise call upon, solicit, divert, take away, or accept business from any principal, agent, supplier, client, customer or other business relationship of the Companies in connection with the Restricted Business.

(d) If any provision contained in this Section 5.12 shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Section 5.12, but this Section 5.12 shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

Section 5.13 Release. Subject to Section 5.14, and without prejudice to, or release of, the parties’ respective indemnification obligations under Section 5.16(a) and Article VIII, at or prior to the Closing: (a) the Companies shall execute releases acquitting, releasing, and discharging Parent, any of its Affiliates (other than the Companies), and the directors of Parent from any and all liabilities to the Companies that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, and (b) Parent and its Subsidiaries (other than the Companies) shall execute releases acquitting, releasing, and discharging the Companies and any of their Affiliates from any and all liabilities to Parent or any of its Subsidiaries (other than the Companies) that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date and relating to the Companies; provided, however, that such releases shall not apply to, or restrict in any way, Losses contemplated by this Agreement or any Transaction Document.

Section 5.14 Intercompany Arrangements.

(a) Parent and the Companies shall take or cause to be taken such action and/or make or cause to be made such payments as may be necessary so that, immediately prior to the Closing, unless otherwise agreed to by the parties in writing: (i) all liabilities between the Parent and its Subsidiaries (other than the Companies), on the one hand, and one or more of the Companies, on the other hand, are discharged, terminated, or otherwise settled with no further liability to the Companies; and (ii) the Contracts or arrangements required to be set forth on Section 3.18 of the Parent Disclosure Letter (other than Contracts or arrangements between a Company, on the one hand, and another Company, on the other hand) are terminated at or prior to the Closing with no further liability to the Companies.

(b) Without limiting the generality of clause (a) above, at or prior to the Closing, Parent and the Companies shall take, or cause to be taken, all such actions necessary so that Intercompany Receivables or Intercompany Payables shall have been settled or paid no later than immediately prior to the Closing. Following the Closing, Parent shall, and shall cause its Subsidiaries to, retain all books, records, and documents pertaining to all liabilities, Contracts, and arrangements discharged, terminated, or settled, as the case may be, pursuant to Section 5.14(a) above and this clause (b) for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by Purchaser, the Companies, and their respective Representatives during normal business hours and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting, compliance or tax purposes).

Section 5.15 Listing. Purchaser shall use commercially reasonable efforts to cause the shares of Purchaser Common Stock consisting of the Stock Consideration to be approved for listing on NASDAQ, subject to official notice of issuance, as soon as reasonably practicable after the Closing.

Section 5.16 Tax Matters.

(a) Parent shall be liable for, and indemnify and hold harmless, each Purchaser Indemnitee (including, after the Closing Date, the Companies) from, against, and for any and all Losses imposed upon or incurred by any such Purchaser Indemnitee which arise out of or are in connection with any Excluded Taxes.

(b) After the Closing, Parent and Purchaser shall: (i) assist (and cause their respective Affiliates to assist) the other parties in preparing and filing any Tax Returns of the Companies, provided that Parent shall prepare, or cause to be prepared, and file, or cause to be filed, the income Tax Returns of the Companies for the Tax period ending on the Closing Date (provided, that a complete copy of the Tax Return is provided to Purchaser reasonably in advance of the filing thereof); (ii) cooperate fully in preparing for any audit of, or dispute with, any taxing authority regarding, any Tax Return of the Companies, or of the Parent or any of its Affiliates to the extent to which the Companies could have liability for Taxes due by the Parent or any of its Affiliates; (iii) make available to the other parties and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies, or of the Parent or any of its Affiliates to the extent to which the Companies could have any liability for Taxes due by the Parent or any of its Affiliates; (iv) provide timely notice to the other parties in writing of any pending or threatened tax audit or assessment of the Companies, Parent, or any of Parents’ Affiliates for Taxes for which the other party may have a liability; and (v) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to the Companies, Parent, or any of Parent’s Affiliates for Taxes for which the other parties may have a liability.

(c) Claims.

(i) If a claim shall be made, or Tax Contest initiated, by any taxing authority which, if successful, might result in an indemnity payment pursuant to Section 5.16(a), then the party in receipt of the claim shall give notice to the other parties thereof; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the party to be notified has been materially prejudiced as a result of such failure. Parent shall have the right to represent the Companies’ interests in connection with any such claim or Tax Contest relating solely to Excluded Taxes and to employ Representatives of its choice at its expense; provided, that: (A) Parent shall have first notified Purchaser in writing of its intention to do so and of the identity of Representatives, if any, chosen by the Parent in connection therewith; (B) Parent shall be liable for any expenses, including fees for outside attorneys and other outside consultants, incurred in connection with any such claim or Tax Contest (other than those incurred by Purchaser and its Affiliates); and (C) with respect to any such claim or Tax Contest, Parent must periodically consult, in good faith, with Purchaser with respect to the conduct of such claim or Tax Contest and shall keep Purchaser reasonably informed regarding the status thereof. Notwithstanding the foregoing provisions of this Section 5.16(c), Parent shall not settle any such claim or Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed by Purchaser if Purchaser reasonably determines that such settlement could have a material adverse impact on Purchaser or any of its Affiliates (including, without limitation, the Companies) for any Tax period (or portion thereof) after Closing. Purchaser and Representatives of its own choosing shall at Purchaser’s expense have the right to participate fully in (but not to control) all aspects of the prosecution or defense of such claim or Tax Contest if it reasonably determines that such Tax Contest could have a material adverse impact on Purchaser or any of its Affiliates (including, without limitation, the Companies) for any Tax Period (or portion thereof) after Closing.

(ii) In the case of a claim or Tax Contest involving the Parent or any of its Subsidiaries which relates to both Excluded Taxes and other items, Purchaser and Parent shall use reasonable efforts to cause such Tax Contest to be split into separate Tax Contests, at least one of which relates solely to Excluded Taxes which shall be governed by Section 5.18(c)(i). Notwithstanding the foregoing, if Purchaser and Parent are unable to split such Tax Contest in accordance with the preceding sentence, Purchaser shall have the right to control any remaining Tax Contest relating to both Excluded Taxes and other items; provided, that: (A) Purchaser shall have first notified Parent in writing of its intention to do so and of the identity of Representatives, if any, chosen by Purchaser in connection therewith; (B) Purchaser shall be liable for any expenses, including fees for outside attorneys and other outside consultants, incurred in connection with any such claim or Tax Contest (other than those incurred by Parent and its Affiliates); (C) with respect to any such claim or Tax Contest, Purchaser must periodically consult, in good faith, with Parent with respect to the conduct of such claim or Tax Contest and shall keep Purchaser reasonably informed regarding the status thereof; and (D) Parent and Representatives of its own choosing, at Parent’s expense, shall have the right to participate fully in (but not control) all aspects of the prosecution or defense of such claim or Tax Contest. Notwithstanding the foregoing, Purchaser shall not settle any such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, if such settlement could (i) cause Parent to have an indemnification obligation under Section 5.16(a) or (ii) in Parent’s reasonable determination, cause a material adverse impact on Parent or any of its Affiliates (including, without limitation, the Companies) for any Tax period (or portion thereof) on or before Closing.

(iii) With respect to a claim or Tax Contest for which Parent is not subject to an indemnification obligation under Section 5.16(a), Purchaser shall have the exclusive right to control, at its own expense, any such claim or Tax Contest involving the Companies (other than any Tax Contest described in Sections 5.16(c)(i) and (ii)).

(d) During the period from the Effective Date to the Closing, Parent and the Companies shall timely pay all Taxes (including estimated Taxes) when due in accordance with applicable Law and past practice.

(e) Any Tax refunds that are directly attributable to the taxable income of the Companies that are received (or, in the case of a Pre-Closing Tax Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies), and any amounts credited against any Taxes that are directly attributable to the taxable income of the Companies and to which Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies) become entitled, that relate to any Tax period (or portion thereof) ending on or before the end of the Closing Date, shall be held for the account of Parent to the extent of the amount attributable to such pre-Closing period, and Purchaser shall pay over to Parent, as additional purchase price for the Company Equity, the amount of any such refund or the amount of any such credit within fifteen (15) days after Purchaser’s or any of its Affiliates’ receipt or entitlement thereto. Purchaser shall use commercially reasonable efforts to timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any such available Tax refunds from any such pre-Closing Tax period; provided, that if Purchaser determines, in its sole discretion, that such filing is disadvantageous to the Tax position of Purchaser or any of its Affiliates (including, without limitation, the Companies), then Purchaser may elect to promptly pay the amount of such Tax refunds to Parent without making any such filing. Any costs and expenses reasonably incurred by Purchaser to make any of the filings referred to in the preceding sentences of this Section 5.16(e) shall be borne by Parent and promptly reimbursed to Purchaser upon request, except to the extent to which such costs and expenses relate to aspects of the filing that do not relate to any such refund payable to Parent.

(i) In the event that Parent receives or realizes (or could receive or realize) into Parent’s consolidated Tax Return any Tax refund or amounts credited against any Taxes that are directly attributable to the taxable income of Parent or its Affiliates, as a result of a carryback of a Tax attribute of any of the Companies that arises or occurs after the Closing Date, then Parent shall hold for the account of Purchaser the amount of any such Tax refund or credits and promptly pay the same over to Purchaser within fifteen (15) days after Parent’s or any of its Affiliates’ receipt or entitlement thereto. Parent shall not unreasonably withhold, condition, or delay its consent to the preparation and filing of any claim, amendment to a Tax Return, or other Tax Return required to obtain any such available Tax refunds or credits; provided, that if Parent determines, in its sole discretion, that such a filing is disadvantageous to the Tax position of Parent or any of its Affiliates, then Parent may elect to promptly pay the amount of such Tax refunds or credits to Purchaser without authorizing such filing. Except to the extent to which such filings involve filings requested by Parent pursuant to the first paragraph of this Section 5.16(e), all costs and expenses incurred by Purchaser to make any of the filings referred to in this Section 5.16(e)(i) shall be borne solely by Purchaser.

(f) Purchaser shall be a “C corporation” for purposes of the Code. Purchaser shall cause MIC and MM to (i) join Purchaser’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of MIC and MM (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith. Subject to the Agreed Tax Treatment and the Section 338(h)(10) Election, both of which shall control, Taxes for the Pre-Closing Tax Straddle Period shall be allocated as follows: the amount of any Taxes based on or measured by income or receipts of the Companies shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amounts of other Taxes shall be allocated pro rata based on the total number of days of the Straddle Period occurring within the Pre-Closing Tax Straddle Period.

(g) Purchaser shall not, and shall not permit any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies) to do any of the following: (i) file, re-file, supplement, or amend any Tax Return of the Companies for any Tax period ending on or before the Closing Date; (ii) voluntarily approach any taxing authority regarding any Taxes that were paid, or Tax Returns that were filed, by the Companies on or before the Closing Date; (iii) take any action relating to Taxes that creates a Tax liability on the Closing Date that is outside the ordinary course of business; or (iv) make any Tax election for the Companies that becomes effective on or before the Closing Date; provided, that Purchaser shall be permitted to take such actions – (I) to the extent provided in Section 5.16(e); or (II) in response to a written request from Parent that is accepted by Purchaser; or (III) to the extent that Parent consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Each of Parent and Purchaser shall be liable for fifty percent (50.0%) of any transfer, stamp, documentary, registration, sales, use, and other such Taxes and any conveyance fee, recording charge, and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transfers effected pursuant to this Agreement.

(i) As of the Closing Date, any Tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between any of the Companies, on the one hand, and Parent or any of its Affiliates (other than the Companies), on the other hand, shall be fully reconciled and concluded.

(j) Notwithstanding anything in this Agreement to the contrary, Parent makes no representation with respect to the amount or availability of loss carryovers or any other tax attributes of the Companies for any Tax period (or portion thereof) after Closing.

Section 5.17 Assignments.

(a) Lease Agreements. The parties shall use commercially reasonable efforts to: (a) assign from Parent to MM that certain Lease Agreement dated April 25, 2014 between Highwoods Realty Limited Partnership (as successor to HRLP Raleigh, L.P.) and Parent, as amended by that certain Commencement Agreement and Lease Amendment Number One dated August 1, 2014, that certain Second Amendment to Lease Agreement dated December 22, 2015 between and Parent, and that certain Commencement Agreement and Lease Amendment Number Three dated May 8, 2018 (as amended, the “Tampa Office Lease”); (b) obtain the approval of the Transactions from the landlord under that certain Lease, dated February 28, 2017 by and between SPUS8 8750 NCX, LP and MM; and (c) release the Parent from the Tampa Office Lease. To the extent that the consent of one or more of the landlords are not obtained in respect of the foregoing, the parties agree to use commercially reasonable efforts to explore a mutually acceptable alternative to the foregoing.

(b) Investments. Prior to Closing: (i) MIC shall assign to Parent all of its right, title, and interest in and to the partnership or membership interests issued by Pivotal Capital Fund, LP, FGI Metrolina Property Income Fund, LP, and Argo Holdings Fund I, LLC (each, a “Fund” and, collectively, the “Funds”) in exchange for the statutory carrying value thereof paid in immediately available funds by Parent to MIC, pursuant to assignment instruments in forms and substance reasonably satisfactory to Purchaser and pursuant to which Parent agrees to indemnify and hold harmless MIC in connection with any and all losses, liabilities, and other obligations in connection with the investments in the Funds; (ii) MIC shall obtain consents from each Fund to such assignments in forms and substance reasonably satisfactory to Purchaser, with the consent from FGI Metrolina Property Income Fund, LP including, without limitation, acknowledgements from that Fund that MIC has no further duties, obligations, or liabilities in connection with the investment in that Fund and an estoppel certification that MIC is not in default of its subscription agreement, or any agreements or other documents governing the operation of that Fund or MIC’s investment in that Fund; (iii) MIC and Parent shall provide copies of the fully-executed versions of the aforementioned assignments and consents to Purchaser; and (iv) MIC shall sell, assign, transfer, or otherwise dispose of all invested assets of MIC, and all other securities and other forms of investment of every kind of MIC, that are not in the form of certificates of deposit or securities that both – (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”, and (B) have a weighted average life of not more than five (5) years (including, without limitation, all of the equity interests identified in Item 1 of Section 3.03 of the Parent Disclosure Letter).

(c) Other Contracts. The parties shall use commercially reasonable efforts to obtain the consent of any Governmental Entity or any third party whose consent, approval, order, or authorization is required, or to whom a registration, declaration or filing with or notice to shall be made or obtained, by Parent or any of the Companies in connection with the execution, delivery, or performance by Parent of this Agreement or to consummate the Transactions (including, without limitation, with respect to all of the Contracts and other instruments listed in Sections 3.05(a) and 3.05(b) of the Parent Disclosure Letter).

Section 5.18 Surplus Notes. As part of the Form A approval process, Purchaser shall have obtained all permits, consents, approvals, and authorizations of Governmental Entities necessary to permit the repayment in full, and subsequent cancelation, of all of the Surplus Notes plus all accrued and unpaid interest thereon on the Closing Date without reservation or condition. In connection with such approval process, Purchaser shall commit to each applicable Governmental Entity to make a capital contribution to MIC at Closing in an amount sufficient to secure approval by each Governmental Entity of the replacement of the Surplus Notes, up to an amount of Eighteen Million and No/100 Dollars ($18,000,000.00).

Section 5.19 Closing Surplus. On the Closing Date, Parent and the Companies will reasonably and in good faith prepare and deliver to Purchaser a written statement of the amount of the Statutory Surplus on the Closing Date (the “Closing Surplus”), which Closing Surplus shall be reflected on and delivered with supporting STAT Financial Statements of MIC as of the Closing Date and any other supporting calculations and documentation reasonably requested by Purchaser.

Section 5.20 Proxy Statement Filing; Information Supplied.

(a) Parent shall prepare and file with the SEC, as promptly as practicable after the Effective Date, and in any event within five (5) Business Days after the expiration of the Go-Shop Period, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Parent agrees, as to itself and its Subsidiaries, that: (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; and (ii) none of the information included by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent expressly permitted by Section 5.03(c), the Proxy Statement shall include the Company Recommendation and, unless there has been a Change of Recommendation in accordance with Section 5.03(c), Parent will continue to use its commercially reasonable efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.

(b) Parent will provide Purchaser and its legal counsel with a reasonable opportunity to review and comment on each draft of the Proxy Statement and each draft of other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Entity and mailing such documents to Parent’s stockholders. Parent will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Purchaser or its legal counsel and Parent agrees that all information relating to Purchaser or its Affiliates included in the Proxy Statement shall be in form and content satisfactory to Purchaser, acting reasonably. Parent shall ensure that the Proxy Statement: (i) will not on the date it is first mailed to stockholders of Parent and at the time of the Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) Parent assumes no responsibility with respect to information supplied in writing by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement, and (B) Purchaser assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to Parent, Purchaser, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and Parent shall prepare (with the assistance of Purchaser) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Parent agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

Section 5.21 Stockholders Meeting.

(a) Parent will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable and in any event not later than the fortieth (40th) calendar day immediately following the date of mailing of the Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day), to consider and vote upon the approval and adoption of this Agreement and to cause such vote to be taken, and shall not postpone, recess, or adjourn such meeting except to the extent required by applicable Law and with prior notice to Parent or, if: (i) on a date that is two (2) Business Days prior to the date the Stockholders Meeting is scheduled (the “Original Date”), (A) Parent has not received proxies representing the Requisite Company Vote, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered and in each case, if Purchaser so requests or Parent elects, Parent shall postpone, recess, or adjourn, or make one or more successive postponements, recesses, or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed, recessed, or adjourned more than ten (10) days in connection with any one postponement, recess, or adjournment or more than an aggregate of thirty (30) days from the Original Date in reliance on the preceding sentence; or (ii) within the five (5) Business Days prior to the Original Date or any date that the Stockholders Meeting is then scheduled to be held, Parent delivers a notice of an intent to make a Change of Recommendation, Purchaser may direct Parent to postpone, recess, or adjourn the Stockholders Meeting for up to ten (10) Business Days and Parent shall promptly, and in any event no later than the next Business Day, postpone, recess, or adjourn the Stockholders Meeting in accordance with Purchaser’s direction and applicable Law.

(b) Once Parent has established a record date for the Stockholders Meeting in accordance with applicable Law, Parent will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Parent agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, Parent has paid to Purchaser the fee in accordance with Section 7.03, its obligations to hold the Stockholders Meeting pursuant to this Section 5.21 shall not be affected in any manner, including in connection with: (i) the making of a Change of Recommendation by the Board of Directors of Parent; or (ii) the commencement of or announcement or disclosure of or communication to Parent of any Acquisition Proposal.

(c) Unless and until the Board of Directors of Parent shall have effected a Change of Recommendation in accordance with Section 5.03(c), the Board of Directors of Parent shall make the Company Recommendation.

(d) Parent agrees to provide Purchaser with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports, if available). Without the prior written consent of Purchaser, the approval and adoption of this Agreement will be the only matter (other than related procedural matters) that Parent will propose to be acted on by Parent’s stockholders at the Stockholders Meeting.

Section 5.22 Filings; Other Actions; Notification. Parent shall promptly notify Purchaser of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 5.22, will: (a) promptly provide to Purchaser copies of all correspondence between Parent and the SEC with respect to the Proxy Statement; (b) provide Purchaser, its financial advisors, and legal counsel a reasonable opportunity to review Parent’s proposed response to such comments; (c) consider in good faith any comments proposed by Purchaser, its financial advisors, and legal counsel; and (d) provide Purchaser and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). Parent shall use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and Parent shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement in accordance with applicable Law.

Section 5.23 Supplements. From time to time prior to Closing: (a) Parent shall have the right (but not the obligation) to amend and/or supplement the representations and warranties made by Parent in Article III, and to amend and/or supplement Sections of the Parent Disclosure Letter, by either (i) amending and/or supplementing such representations and warranties made by Parent in Article III to refer to exceptions set forth on new Sections of the Parent Disclosure Letter or (ii) amending and/or supplementing such Sections of the Parent Disclosure Letter, with respect to any matter first arising after the Effective Date (each, a “Parent Supplement”); and (b) Purchaser shall have the right (but not the obligation) to amend and/or supplement the representations and warranties made by Purchaser in Article IV, and to amend and/or supplement Sections of the Purchaser Disclosure Letter by either (i) amending and/or supplementing such representations and warranties made by Purchaser in Article IV to refer to exceptions set forth on new Sections of the Purchaser Disclosure Letter or (ii) amending and/or supplementing such Sections of the Purchaser Disclosure Letter, with respect to any matter first arising after the Effective Date (each, a “Purchaser Supplement” and, together with the Parent Supplement, each a “Supplement”). A Supplement shall cure, or be deemed to cure, any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of indemnification and termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied; provided, however, that if, had the Supplement not been delivered, a party would have had the right to terminate this Agreement, then such party will have the right to terminate this Agreement for a period of ten (10) days after its receipt of a Supplement from another party (or prior to Closing, whichever occurs first), and, if such party does not exercise such right, then that party shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under this Agreement with respect to such matter. The parties will use commercially reasonable efforts to deliver all Supplements at least three (3) Business Days prior to Closing.

Section 5.24 Directors’, Managers’ and Officers’ Indemnification.

(a) During the three (3) years following the Closing Date, (i) all rights to indemnification or exculpation now existing in favor of the current and former directors, managers and officers of the Companies and other Persons (the “Company Indemnified Persons”), as provided in their respective organizational documents as of the Effective Date, with respect to any matters occurring prior to the Closing, shall survive the consummation of the Transactions except to the extent such matters are brought by, or on behalf of, Parent or its Affiliates in any respect, and (ii) Purchaser shall not permit the organizational documents of the Companies to be amended in any respect to delete or materially amend or modify any such provisions granting such rights to the current and former directors, managers and officers of the Companies and other Persons. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Companies shall advance expenses in connection with such indemnification, to the extent provided in the Companies’ respective organizational documents as of the Effective Date, except with respect to any matters brought by, or on behalf of, Parent or its Affiliates.

(b) The Company Indemnified Persons entitled to the indemnification, liability limitation, and exculpation described in this Section 5.24 are intended to be third party beneficiaries of this Section 5.24. This Section 5.24 shall survive the consummation of the Transactions for a period of three (3) years and shall be binding on all successors and assigns of Purchaser.

(c) If Purchaser, the Companies, or any of their respective successors or assigns proposes to (i) consolidate with or merge with or into any other Person or (ii) transfer all or substantially all of its assets or properties to any Person, then, and in each case, Purchaser shall use commercially reasonable efforts to cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Purchaser or the Companies, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the covenants and obligations set forth in this Section 5.24.

Section 5.25 Additional Closing Payment. If the Closing occurs after June 30, 2019 and, on the Closing Date, both (a) the Consolidated Net Book Value as shown on the Estimated Closing Date Balance Sheet, as certified by Parent pursuant to the Parent Closing Certificate (the “Closing Date Net Book Value”), is greater than Forty-Two Million and No/Dollars ($42,000,000) (the “Net Book Value Target”), and (b) the Closing Surplus as shown on the Estimated Closing Date Balance Sheet, as certified by Parent pursuant to the Parent Closing Certificate (the “Closing Date Surplus Amount”), after taking into account the amount of the full repayment of all Surplus Notes in effect at Closing, is greater than Twenty-Nine Million and No/Dollars ($29,000,000) (the “Closing Surplus Target”), then Purchaser shall make an additional payment to Parent on the Closing Date (the “Additional Payment”) as an increase to the Purchase Price in an amount equal to the lower of (i) the amount by which the Closing Date Net Book Value exceeds the Net Book Value Target and (ii) the amount by which the Closing Date Surplus Amount exceeds the Closing Surplus Target; provided that the Additional Payment shall be required to be made by Purchaser only if Parent is not able, due to regulatory restrictions, to cause the applicable Companies to distribute to Parent on the Closing Date an aggregate amount equal to the Additional Payment.

Article VI.

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to effect the Closing is subject to the satisfaction or waiver by each party (in its sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals.

(i) All Requisite Regulatory Approvals listed on Schedule 6.01(a) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and

(ii) There shall not be any action taken, or any Law enacted, entered, enforced, or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, nor shall any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised or notified any of them in writing of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition.

(b) No Injunctions or Legal Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and prohibits or makes illegal consummation of the Equity Sale or the other Transactions.

Section 6.02 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction, or waiver by Purchaser (in Purchaser’s sole and absolute discretion), at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in: (i) Sections 3.02(a) and 3.02(b) shall be true and correct in each case as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); (ii) Sections 3.01(a) (other than clause (iii) therein), 3.02(c), 3.03, and 3.04 shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); and (iii) all other Sections of Article III of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date only, in which case as of such earlier date), except for inaccuracies of representations or warranties referenced in this clause (iii) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties referenced in this clause (iii) shall be disregarded).

(b) Performance of Obligations of Parent and the Companies. Each of Parent and the Companies shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing. The foregoing requirement includes, without limitation, the assignments and consents to assignment referenced in Section 5.17.

(c) No Debt, Intercompany Payables or Receivables, or Employment Agreements. At Closing, apart from the Surplus Notes, no Company shall be subject to any Loan or any other form of interest-bearing indebtedness, there shall be no Intercompany Payables or Intercompany Receivables, and there shall be no employment agreements to which any Company is a party or any bonus or pension obligations of any Company whatsoever (except for any employment agreements entered into between Purchaser and any of the Business Employees).

(d) Officers’ Certificate. Purchaser shall have received a certificate signed on behalf of Parent by an executive officer of Parent (the “Parent Closing Certificate”) certifying as to the satisfaction and veracity of the matters set forth in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(e), 6.02(f), 6.02(g), 6.02(h), and 6.02(i).

(e) Consolidated Book Value. At Closing, without considering the effect of the Surplus Note Payment on GAAP Book Value, the Companies shall have a consolidated net GAAP Book Value (“Consolidated Net Book Value”) of at least Forty-Two Million and No/100 Dollars ($42,000,000.00).

(f) Closing Surplus. At Closing, without considering the effect of the Surplus Note Payment on the Closing Surplus, the Closing Surplus must be at least Forty-Seven Million and No/100 Dollars ($47,000,000.00), which shall include and account for the balance of outstanding obligations in connection with the face amount of Surplus Notes of no more than Eighteen Million and No/100 Dollars ($18,000,000.00). For the avoidance of doubt, the Closing Surplus must equal at least Twenty-Nine Million and No/100 Dollars ($29,000,000.00) at Closing after taking into account the amount of the full repayment of all Surplus Notes in effect at Closing.

(g) Risk-Based Capital. MIC’s STAT Financial Statements as of December 31, 2018 shall accurately reflect that MIC has total capital and surplus assets that are equal to or greater than three hundred percent (300%) of MIC’s total risk-based capital based on all authorized control level risk-based capital requirements imposed on MIC by the Insurance Regulators.

(h) Demotech Rating. At Closing, there shall have been no change to MIC’s rating of “A” (with no conditions or reservations) by Demotech, Inc. that was affirmed by Demotech, Inc. on November 19, 2018, other than changes resulting from the execution of this Agreement and/or the circumstances of Purchaser.

(i) Estimated Closing Date Balance Sheet. On the date that is three (3) Business Days prior to the Closing Date, Parent shall deliver to Purchaser a balance sheet (the “Estimated Closing Date Balance Sheet”) that estimates, in Parent’s good-faith and commercially reasonable discretion, the assets, liabilities, and stockholders’ equity of the Companies at the close of business on the day immediately prior to the Closing Date that is prepared in accordance with the same methodology used by Parent to prepare the Financial Statements (except for the absence of some or all notes).

(j) Deliveries. Purchaser shall have received the deliveries set forth in Section 2.03(a).

(k) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(l) Liens. The satisfaction and termination of all Liens: (i) on all or any portion of the Company Equity (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents); and (ii) on some or all of the assets of one or more of the Companies (other than Permitted Liens); in both cases including, without limitation, those Liens set forth in Section 3.02(a), Item 1 of Section 3.15(c), and Section 3.16(b) of the Parent Disclosure Letter, but not including those set forth in Items 2 and 3 of Section 3.15(c) of the Parent Disclosure Letter.

(m) Termination of Tax Allocation Agreement. Termination of the Tax Allocation Agreement listed in Section 3.12(a) of the Parent Disclosure Letter.

Section 6.03 Conditions to the Obligations of Parent and the Companies. The obligations of Parent and the Companies to effect the Closing is also subject to the satisfaction, or waiver by Parent (in its sole and absolute discretion), at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in: (i) Section 4.02(a) shall be true and correct in each case as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); and (ii) all other Sections of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date only, in which case as of such earlier date), except for inaccuracies of representations or warranties referenced in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Purchaser Material Adverse Effect” qualifications and exceptions contained in such representations and warranties referenced in this clause (ii) shall be disregarded).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Parent shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

(d) Deliveries. Parent shall have received the deliveries set forth in Section 2.03(b).

(e) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

Article VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by either Parent or Purchaser in the event that:

(i) the Closing shall not have been consummated on or before December 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to – (A) Parent, if Parent’s or the Companies’ failure to comply with any provision of this Agreement has been the cause of the failure of the Closing to occur on or before such date, or (B) Purchaser, if Purchaser’s failure to comply with any provision of this Agreement has been the cause of the failure of the Closing to occur on or before such date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule, or decree, or taken any other action restraining, enjoining, or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; or

(iii) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Equity Sale or the other Transactions by final, non-appealable action of such Governmental Entity;

(c) by Purchaser, if either:

(i) prior to the time the Requisite Company Vote is obtained, either (A) the Board of Directors of Parent shall have made a Change of Recommendation, or otherwise revoked the Company Recommendation; or (B) Parent or the Companies shall have materially breached Section 5.03;

(ii) Parent or the Companies shall have breached or failed to perform any of their respective representations, warranties, covenants, or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate: (i) would result in the failure to satisfy any of the conditions set forth in Sections 6.01 or 6.02; and (ii) cannot be or has not been cured or has not been waived by the earlier of – (I) the second (2nd) Business Day prior to the Outside Date, and (II) thirty (30) days after the giving of written notice to Parent of such breach or failure; or

(iii) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the repayment of the Surplus Notes by final, non-appealable action of such Governmental Entity; or

(d) by Parent, if either:

(i) each of the following is true – (A) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of Section 5.03, to enter into a definitive written agreement with respect to a Superior Proposal, (B) Parent enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of this Agreement in accordance with its terms, and (C) Parent, prior to such termination, pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 7.03; or

(ii) Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate; (i) would result in the failure to satisfy any of the conditions set forth in Sections 6.01 or 6.03; and (ii) cannot be or has not been cured or has not been waived by the earlier of – (I) the second (2nd) Business Day prior to the Outside Date, and (II) thirty (30) days after the giving of written notice to Purchaser of such breach or failure.

Section 7.02 Effect of Termination. In the event of a termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser, Parent, or the Companies, except that the Confidentiality Agreement referenced in Section 5.04(d), this Section 7.02, Section 7.03, and Article IX of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages, whether pursuant to the terms and provisions of this Agreement, at law or in equity, or otherwise, resulting from fraud or Intentional Breach.

Section 7.03 Break-Up Fee. In the event that this Agreement is terminated pursuant to Section 7.01(c)(i) or Section 7.01(d)(i), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Purchaser a termination fee equal to Two Million One Hundred Sixty Thousand and No/100 Dollars ($2,160,000.00) in immediately available funds pursuant to wire instructions delivered in writing by Purchaser. In the event that Purchaser or its designee shall receive full payment pursuant to this Section 7.03, the receipt of the foregoing amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser and any of its Affiliates in connection with the termination of this Agreement or any matter forming the basis for such termination, and none of Purchaser or any of its Affiliates shall be entitled to bring or maintain any claim, action, or proceeding against Parent, the Companies, or any of their respective Affiliates arising out of or in connection with any matters forming the basis for such termination.

Article VIII.

SURVIVAL; INDEMNIFICATION

Section 8.01 Survival.

(a) All representations and warranties made by any party in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, that notwithstanding the foregoing provision of this Section 8.01(a): (i) the representations and warranties set forth in Sections 3.01(a) (other than clause (iii) therein), 3.02, 3.04, 3.17, 4.01 (other than clause (c) therein), 4.02, 4.03, and 4.10 (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely; (ii) the representations and warranties contained in Section 3.11 shall survive the Closing Date for five (5) years; and (iii) the representations and warranties contained in Sections 3.12, 3.36 and 4.11 shall survive the Closing Date until sixty (60) days following the expiration of the statute of limitations applicable to the subject matter thereof. All covenants and agreements contained herein to be performed on or prior to the Closing shall survive in accordance with their terms.

(b) The covenants and agreements contained herein to be performed after the Closing, including the indemnification obligations contained in this Article VIII, shall survive in accordance with their terms.

(c) If an Indemnitee delivers a written notice in accordance with Sections 8.03(a) or 8.04 with respect to a claim for any indemnification as provided for under this Article VIII before the expiration of the applicable survival period, then the applicable representation, warranty, covenant, or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such claim.

Section 8.02 Indemnification.

(a) Subject to the terms and conditions of this Article VIII, from and after the Closing, Parent agrees to indemnify and hold harmless Purchaser, its Affiliates, and their respective stockholders, directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Purchaser Indemnitee”) from and against any and all Losses incurred by such Purchaser Indemnitee arising out of, resulting from, or relating to: (i) any breach of, or any inaccuracy in, any representation or warranty made by Parent in Article III of this Agreement or in any certificate delivered hereunder (including, without limitation, the Parent Closing Certificate listed in Section 6.02(d)); (ii) any breach of any covenant of Parent, the Companies, or any of their Affiliates contained herein; (iii) any Transaction Expenses that were not paid in full by Closing; provided, that for the purpose of determining the amount of any Losses indemnifiable under clause (i) of this paragraph, the representations and warranties of Parent shall not be deemed qualified by any references to “material,” “Company Material Adverse Effect,” or words of similar import contained in such representation or warranty.

(b) Subject to the terms and conditions of this Article VIII, from and after the Closing, Purchaser agrees to indemnify and hold harmless Parent, its Affiliates, and their respective stockholders, directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Parent Indemnitee” and, together with each Purchaser Indemnitee, collectively, the “Indemnitees”) from and against any and all Losses incurred by such Parent Indemnitee arising out of, resulting from, or relating to: (i) any breach of, or any inaccuracy in, any representation or warranty made by Purchaser in this Agreement or in any certificate delivered hereunder; or (ii) any breach of any covenant of Purchaser contained herein; provided, that for the purposes of determining the amount of any Losses indemnifiable under clause (i) of this paragraph, the representations and warranties of Purchaser shall not be deemed qualified by any references to “material,” “Purchaser Material Adverse Effect,” or words of similar import contained in such representation or warranty.

Section 8.03 Matters Involving Third Parties. Except with respect to Taxes, which are covered by Section 5.16:

(a) In order for any Indemnitee to make a claim for any indemnification as provided for under this Article VIII in respect of, arising out of, or involving a claim or demand made by any Person not a party to this Agreement or its Affiliates against the Indemnitee (a “Third-Party Claim”), such Indemnitee must promptly notify the Person that is obligated to provide such indemnification (an “Indemnifying Party”) in writing, of the Third-Party Claim, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnitee under Section 8.02(a) or Section 8.02(b), as applicable, except to the extent that the Indemnifying Party is materially and adversely prejudiced by the failure to timely give such notice. Thereafter, the Indemnitee shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by Indemnitee relating to the Third-Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and adversely prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses by giving written notice to the Indemnitee as soon as reasonably practicable (but, in any event, no later than thirty (30) days after the receipt of notice of the Third-Party Claim), to assume and control the defense thereof with counsel selected by the Indemnifying Party who shall be a recognized law firm with reasonably sufficient experience and resources to defend the Indemnitee against any such Third-Party Claim in such proceeding; provided, that such counsel is not objected to by the Indemnitee in its reasonable discretion as a result of a conflict of interest. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except in the case of a conflict of interest as set forth in Section 8.03(c)). If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, and will use commercially reasonable efforts to cooperate with, and make available such assistance and materials to, the Indemnifying Party as may be reasonably requested by the Indemnifying Party.

(c) Notwithstanding anything contained in Section 8.03(b) to the contrary, the Indemnifying Party shall not be entitled to assume and control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim if:

(i) the Indemnifying Party does not provide written notice to the Indemnitee of its election to control the defense of such proceeding within thirty (30) days of the Indemnifying Party’s receipt of notice of such proceeding;

(ii) either – (A) such proceeding involves criminal or quasi-criminal allegations, or (B) such proceeding involves a Governmental Entity; or

(iii) there exists, in the Indemnitee’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest between the Indemnitee and the Indemnifying Party which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnitee and the Indemnifying Party in such proceeding.

(d) Provided that an Indemnitee has given the Indemnifying Party notice of a Third-Party Claim as required hereunder, unless and until an Indemnifying Party assumes the defense of the Third-Party Claim, the Indemnitee may defend against the Third-Party Claim in any manner it may reasonably deem appropriate; provided, that except as set forth in Section 8.03(c), the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed, or conditioned), the Indemnifying Party shall not settle or compromise any Third-Party Claim or consent to the entry of any judgment, unless such settlement, compromise, or judgment: (i) involves only the payment of money damages for which the Indemnitee is fully indemnified by the Indemnifying Party and the payment of the claim will be made by the Indemnifying Party in full; (ii) does not impose an injunction or other non-monetary relief upon the Indemnitee; (iii) provides for a full and unconditional release of the Indemnitee from all liability with respect to such Third-Party Claim from each claimant or plaintiff in such Third-Party Claim; and (iv) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnitee. In the event that the Indemnifying Party does not timely elect to assume and control the defense of the subject Third-Party Claim, or is not permitted to do so pursuant to Section 8.03(c) above, then the Indemnitee may conduct and control, through counsel of its own choosing, the defense of the subject Third-Party Claim and the Indemnifying Party will use commercially reasonable efforts to cooperate with, and make available such assistance and materials to, the Indemnitee as may be reasonably requested by the Indemnitee.

Section 8.04 Direct Claims. In the event any Indemnitee should have a claim against an Indemnifying Party that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim in writing and in reasonable detail to the Indemnifying Party with reasonable promptness. The failure by any Indemnitee to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee, except to the extent that the Indemnifying Party demonstrates that it has been materially and adversely prejudiced as a result of such failure.

Section 8.05 Limitations on Liability.

(a) Except for fraud, for which the following limitations shall not apply, an Indemnifying Party shall not be required to indemnify an Indemnitee with respect to any indemnification claims arising out of or relating to matters described in Section 8.02(a)(i) or 8.02(b)(i) (other than claims relating to an inaccuracy or breach of a Fundamental Representation), unless and until the aggregate amount of the Losses claimed exceeds One Hundred Thirty-Five Thousand and No/100 Dollars ($135,000.00) (the “Deductible”), in which event the Indemnitee will be entitled against the Indemnifying Party to recover Losses in excess of the Deductible.

(b) Except for fraud: (i) in no event shall the maximum aggregate liability of Parent or Purchaser, as the case may be, under Section 8.02(a)(i) or 8.02(b)(i) (other than claims relating to an inaccuracy or breach of Fundamental Representations) exceed the Cap; and (ii) in no event shall the maximum aggregate liability of Parent or Purchaser, as the case may be, pursuant to Section 8.02(a)(i) or Section 8.02(b)(i) exceed the Purchase Price.

(c) For purposes of determining Losses hereunder, the amount thereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnitee in respect of any such claim (with such insurance or other proceeds deemed reduced by – (i) reasonable out-of-pocket costs and expenses relating to collecting under such policies or from such third party, and (ii) any deductible associated therewith to the extent paid) and any Tax benefits actually realized by the Indemnitee in respect of such claim (a “Net Recovery”). If the Indemnitee actually receives a Net Recovery, such Indemnitee shall promptly pay to the Indemnifying Party an amount of such Net Recovery up to, but not to exceed, the amount of Losses actually paid to such Indemnitee by the Indemnifying Party.

(d) For the avoidance of doubt, the limitations in this Section 8.05 shall not apply to any indemnity claim relating to Tax matters.

(e) An Indemnitee shall use commercially reasonable efforts to mitigate all Losses, including using commercially reasonable efforts to seek recovery under any insurance policies that may be applicable to any Losses.

(f) Notwithstanding any other provision of this Agreement:

(i) neither Parent nor the Companies shall be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any breach of, or any inaccuracy in, any representation or warranty made by Parent in Article III of this Agreement or in any certificate delivered hereunder (including, without limitation, the Parent Closing Certificate listed in Section 6.02(d)) if Purchaser had actual knowledge of such breach or inaccuracy prior to Closing. Notwithstanding any other provision of this Agreement, neither Parent nor the Companies shall be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any failure to satisfy any of the conditions set forth in Sections 6.01 or 6.02 (including, without limitation, the conditions set forth in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), and 6.02(i)) or any other matter related thereto if Purchaser waived such condition prior to Closing or had actual knowledge of such failure prior to Closing.

(ii) Purchaser shall not be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any breach of, or any inaccuracy in, any representation or warranty made by Purchaser in Article IV of this Agreement or in any certificate delivered hereunder (including, without limitation, the certificate listed in Section 6.03(c)) if Parent had actual knowledge of such breach or inaccuracy prior to Closing. Notwithstanding any other provision of this Agreement, Purchaser shall not be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any failure to satisfy any of the conditions set forth in Sections 6.01 or 6.03 (including, without limitation, the conditions set forth in Sections 6.03(a) or 6.03(b)) or any other matter related thereto if Parent waived such condition prior to Closing or had actual knowledge of such failure prior to Closing.

(iii) For purposes of this Section 8.05(f), “actual knowledge” of a party shall not include, without limitation, constructive knowledge of any information contained in the other party’s forms, reports, schedules, statements and other documents (or in any exhibits and schedules thereto, or any information incorporated therein by reference) filed or furnished by them under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC solely by virtue of the fact that such forms, reports, schedules, statements, documents, or information were filed with the SEC or another Governmental Entity and are publicly available.

Section 8.06 Exclusive Remedies Following the Closing. Following the Closing, except as set forth in Section 5.12, the indemnification provisions of Section 5.16 and this Article VIII shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Transactions, including for any inaccuracy or breach of any representation, warranty, covenant, or agreement set forth herein, except in the case of fraud, and each party waives all other remedies with respect to any matter in any way arising from or relating to this Agreement or its subject matter, including the Transactions.

Section 8.07 Payments.

(a) Once a Loss has been agreed to by the Indemnifying Party or finally adjudicated in a final and non-appealable proceeding to be payable pursuant to Section 5.16(a) or this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days after such agreement or final non-appealable adjudication by wire transfer of immediately available funds.

(b) The parties agree that any indemnification made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.08 No Right of Contribution. Parent waives, and acknowledges and agrees that Parent shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Companies in connection with any indemnification obligation or any other liability to which Parent may become subject under this Agreement or any of the other Transaction Documents.

Article IX.

GENERAL PROVISIONS

Section 9.01 Amendment or Supplement. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

Section 9.02 Extension of Time; Waiver. At any time prior to or following the Closing, a party may, in its sole discretion and to the extent permitted by applicable Law: (a) extend the time for the performance of any of the obligations or acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto; or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.03 Expenses. All fees and expenses incurred in connection with this Agreement, the Equity Sale, and the other Transactions shall be paid by: (i) Parent, in the case of any fees or expenses incurred by Parent, or by the Companies prior to Closing; or (ii) Purchaser, in the case of any fees or expenses incurred by Purchaser, in each case whether or not the Closing is consummated.

Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 9.04 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 9.04 (including by personal delivery); (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Purchaser, to:

FedNat Holding Company
14050 NW 14th Street, Suite 180
Sunrise, FL 33323
Attention: Michael H. Braun, CEO and President
E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel
2 S. Biscayne Blvd., # 2100
Miami, FL 33131
Attention: Nina Gordon, Esq.
E-Mail: nina.gordon@nelsonmullins.com

(b)	if to Parent or the Companies, to:

D. Kyle Cerminara
Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, OH 44114
Attention: Derek D. Bork, Esq.
E-Mail: derek.bork@thompsonhine.com

Section 9.05 Entire Agreement. This Agreement (including the Exhibits hereto), the Parent Disclosure Letter, the Purchaser Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.06 No Third Party Beneficiaries. Except for the rights of Indemnitees under Section 5.16, Article VIII and the rights of Company Indemnified Persons, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Effective Date or as of any other date.

Section 9.07 Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Delaware Court of Chancery or, only in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such Action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such Action or proceeding will be effective if notice is given in accordance with Section 9.04.

Section 9.08 Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives: (a) any defense in any Action for specific performance that a remedy at Law would be adequate; and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction such that the invalid, illegal, or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.13 PDF Signature. This Agreement may be executed by PDF signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

FEDNAT HOLDING COMPANY, a Florida corporation

By:	/s/ Michael Braun
Name:	Michael Braun
Title:	Chief Executive Officer

[Remainder of Page Intentionally Blank. Signatures Continue on Following Page.]

SIGNATURE PAGES TO EQUITY PURCHASE AGREEMENT

PARENT:

1347 PROPERTY INSURANCE HOLDINGS, INC., a Delaware corporation

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Vice President, Chief Financial Officer and Secretary

COMPANIES:

MAISON MANAGERS, INC., a Delaware corporation

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

MAISON INSURANCE COMPANY, a Louisiana corporation

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

CLAIMCOR, LLC, a Florida limited liability company

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

[Remainder of Page Intentionally Blank. Exhibits Follow.]

SIGNATURE PAGES TO EQUITY PURCHASE AGREEMENT

EXHIBIT B

REINSURANCE CAPACITY RIGHT OF FIRST REFUSAL AGREEMENT

THIS Reinsurance Capacity Right of First Refusal Agreement (this “Agreement”), dated [*], 2019 (the “Effective Date”), is entered into by and between FEDNAT Holding Company, a Florida corporation (“FedNat”), and 1347 Property Insurance Holdings Inc., a company organized and existing under the laws of Delaware (“PIH”). Each of FedNat and PIH are, at times, each individually referred to in this Agreement as a “Party,” and collectively referred to in this Agreement as the “Parties.”

WHEREAS, insurance company subsidiaries of FedNat (each, a “FedNat Insurance Company” and, collectively, the “FedNat Insurance Companies”) may, from time to time, negotiate and procure reinsurance in such amounts and on such terms that the FedNat Insurance Companies deem to be appropriate; and

WHEREAS, on the Effective Date, FedNat is entering into a transaction with PIH, pursuant to which FedNat will acquire one hundred percent (100%) of the issued and outstanding capital stock of three subsidiaries of PIH (the “Acquisition”); and

WHEREAS, after the closing of the Acquisition, PIH may provide reinsurance coverage to insurance providers through its insurance company subsidiaries, and PIH desires to obtain the opportunity to provide reinsurance coverage to the FedNat Insurance Companies pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, it is a condition precedent to the consummation of the Acquisition for the Parties to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Right of First Refusal.

(a) With respect to each purchase after the Effective Date until the conclusion of the Term (as defined in Section 2) by one or more of the FedNat Insurance Companies of each layer (each, a “Reinsurance Coverage Layer”) of their annual property catastrophe excess of loss reinsurance program (the “CAT Reinsurance Program”), PIH shall have a right of first refusal (each, a “Right of First Refusal”) to sell through any of its insurance company subsidiaries a maximum of seven and one-half percent (7.5%) of annual in force limit of any and each Reinsurance Coverage Layer so purchased by the FedNat Insurance Companies (the “ROFR Reinsurance Maximum”); provided, that in no event shall PIH have the right to exercise a Right of First Refusal such that, immediately after the exercise thereof, PIH and its affiliates collectively would have an annual aggregate in force amount of all reinsurance coverage sold to the FedNat Insurance Companies, in the aggregate, of greater than Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Reinsurance Limit”). Each sale by PIH pursuant to a Right of First Refusal shall be documented under the corresponding Firm Order Terms or Modified Firm Order Terms, as applicable (each as defined below), and subject in every case to: (I) the terms, conditions, and requirements of all applicable regulations, rules, and laws (including, without limitation, the applicable regulations and laws of the State of Florida) (collectively, “Applicable Laws”) (it being acknowledged and agreed that PIH has no right to exercise a Right of First Refusal or to sell reinsurance to any FedNat Insurance Company pursuant to this Agreement if doing so would violate any Applicable Laws); and (II) the other terms and conditions of this Section 1. All reinsurance sold by PIH pursuant to a Right of First Refusal shall be memorialized by an agreement in such form and subject to such terms and conditions as are customary in the property and casualty insurance industry (each, a “Reinsurance Agreement”). If any Reinsurance Agreement is entered into by PIH prior to the conclusion of the Term, but the term of the applicable Reinsurance Agreement (the “Reinsurance Period”) otherwise ends after the conclusion of the Term, then such Reinsurance Agreement shall remain in full force and effect after the Term in accordance with the terms and provisions of the applicable Reinsurance Agreement.

(b) FedNat shall cause the FedNat Insurance Companies, either through one or more reinsurance brokers selected by FedNat (each, a “Broker” and, collectively, the “Brokers”) or directly through a third party reinsurer of FedNat’s choosing, in each case in FedNat’s sole discretion from time to time, to seek written quotes for, and terms and conditions of, each Reinsurance Coverage Layer to be purchased pursuant to the CAT Reinsurance Program in appropriate reinsurance markets and from potentially eligible third party reinsurers (including PIH) for a reasonable period of time, and to concurrently provide all exposure and related information materially relevant and customarily requested for such Reinsurance Coverage Layer to such potential third party reinsurers (including PIH), subject to such third party reinsurers’ (and PIH’s) execution and delivery to FedNat of a Standard Non-Disclosure Agreement. Thereafter, FedNat shall cause the applicable FedNat Insurance Company to determine firm order terms for the Reinsurance Coverage Layer (the “Firm Order Terms”) and communicate those Firm Order Terms to the potential third party reinsurers (including PIH). The final executed terms of the CAT Reinsurance Program for each Reinsurance Coverage Layer entered into by applicable FedNat Insurance Company shall be the same as described in the Firm Order Terms or Modified Firm Order Terms (as defined below), as applicable. PIH shall have a period of three (3) business days after its receipt of Firm Order Terms to elect in writing (in the manner provided in Section 11) to provide all or a portion of the ROFR Reinsurance Maximum with respect to that Reinsurance Coverage Layer at the Firm Order Terms without any additional terms, conditions, or stipulations, but only if the exercise of the Right of First Refusal and the sale of reinsurance pursuant thereto would not cause PIH and its affiliates to collectively exceed the Reinsurance Limit as of the applicable time. For the avoidance of doubt, PIH may exercise the Right of First Refusal for only a portion of a ROFR Reinsurance Maximum applicable to any or each of the Reinsurance Coverage Layer in order to comply with the Reinsurance Limit. Any such election of a Right of First Refusal by PIH shall be irrevocable once it has been made, but shall be subject to the terms of the applicable Reinsurance Agreement as of the applicable time.

(c) To the extent that PIH elects not to provide or participate in a Reinsurance Coverage Layer at the Firm Order Terms, or fails to notify FedNat of its election within the three (3) business day time frame set forth in Section 1(b), then the applicable FedNat Insurance Company shall have the right to accept PIH’s allotment of such Reinsurance Coverage Layer at the Firm Order Terms from any combination of other eligible reinsurers willing to offer coverage at the Firm Order Terms; provided, that in the event that the Firm Order Terms are materially modified with respect to a Reinsurance Coverage Layer (which, for the avoidance of doubt, shall mean any change that materially changes the price or any material coverage terms or conditions of such Firm Order Terms that are more favorable to reinsurance providers) (the “Modified Firm Order Terms”), FedNat shall cause the applicable FedNat Insurance Company to first provide PIH with a new Right of First Refusal with respect to that Reinsurance Coverage Layer at the Modified Firm Order Terms. In such case, PIH shall have two (2) business days following its receipt of the Modified Firm Order Terms to elect in writing (in the manner provided in Section 11) to exercise the Right of First Refusal to provide all or a portion of the ROFR Insurance Maximum for the applicable Reinsurance Coverage Layer on such Modified Firm Order Terms; otherwise, the applicable FedNat Insurance Company shall have the right to accept PIH’s allotment of such Reinsurance Coverage Layer at the Modified Firm Order Terms from any combination of other eligible reinsurers willing to offer coverage at the Modified Firm Order Terms. Notwithstanding any provision of this Agreement to the contrary, in no event shall PIH be eligible to sell reinsurance to any FedNat Insurance Company in excess of the ROFR Reinsurance Maximum with respect to any Reinsurance Coverage Layer, or make any sale that would cause PIH and its affiliates to collectively exceed the Reinsurance Limit.

(d) Upon entry into any Reinsurance Agreement, and as a condition precedent to the exercise of a Right of First Refusal, the applicable PIH insurance company that has entered into any Reinsurance Agreement shall both: (i) be duly licensed and accredited in all applicable jurisdictions to provide all reinsurance coverage that is contemplated by the Reinsurance Agreement; and (ii) either – (A) both maintain an insurer financial strength rating from A.M. Best Company, Inc. of not less than “A-” and be an accredited insurer in Florida such that FedNat can take credit for reinsurance in accordance with all Applicable Laws, or (B) fully collateralize with cash, letters of credit, or appropriate trust agreement equal in value to one hundred percent (100%) of its share of the total limit of each applicable Reinsurance Coverage Layer in a manner acceptable to the applicable FedNat Insurance Company and acceptable to any applicable insurance regulator pursuant to Applicable Laws; provided, that, if PIH utilizes a trust agreement, whether in whole or in part, to satisfy this condition precedent, then – (Y) no more than one trust agreement shall be used by PIH to satisfy this condition with respect to all Insurance Coverage Layers, and (Z) the materials terms and provisions of the Trust that relate to the availability and release of funds to satisfy reinsurance obligations shall be in form and substance reasonably satisfactory to FedNat. The applicable PIH insurance company shall have seventy two (72) hours from such election, or until the effective date of the applicable CAT Reinsurance Program (whichever is sooner), to satisfy the condition set forth in Section 1(d)(ii) and provide reasonable proof thereof to FedNat; otherwise, PIH’s election to exercise the Right of First Refusal shall be deemed by the Parties to be waived and declined with respect to the Reinsurance Coverage Layers in question. Each year during the Term, within a reasonable period of time prior to the implementation of the CAT Reinsurance Program for that year, FedNat may request that PIH reasonably demonstrate to FedNat that either of the conditions listed in subparts (i) and (ii) of this Section 1(d) will be satisfied prior to the effective date of such CAT Reinsurance Program.

(e) PIH’s right to exercise a Right of First Refusal shall exist each time that FedNat or a FedNat Insurance Company desires to purchase Reinsurance Coverage Layers pursuant to the CAT Reinsurance Program during the Term. For the avoidance of doubt, neither FedNat nor any FedNat Insurance Company shall purchase Reinsurance Coverage Layers from any other third party reinsurer unless and until it has complied with the obligations to PIH in this Section 1.

2. Term. Subject to the terms of Section 17 below, PIH shall have a Right of First Refusal with respect to any Reinsurance Coverage Layer purchased by a FedNat Insurance Company pursuant to the CAT Reinsurance Program, pursuant to the terms and conditions set forth in Section 1, for any Reinsurance Period commencing on or after the Effective Date and prior to the fifth (5th) anniversary of the Effective Date (the “Term”) only.

3. Confidential and Proprietary Information. The Parties acknowledge and agree that this Agreement does not constitute a sale, lease, license or other transfer by either Party of any proprietary systems or intellectual property of the other Party. FedNat shall have the right to require, as a condition precedent to providing exposure and related information (including, without limitation, reinsurance submission and modelling data) that is materially relevant and customarily requested for any Reinsurance Layer, to require all third party reinsurers (including PIH) to execute and deliver to FedNat non-disclosure agreements in reasonable form and substance provided by FedNat (with no material deviation with respect to any individual reinsurer or PIH) with respect to such information (a “Standard Non-Disclosure Agreement”).

4. Relationship among the Parties; Enforceability. The terms of this Agreement are not intended to make any of the Parties, or any of their respective subsidiaries or affiliates, a joint employer for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control by one Party of the other Party or any subsidiaries or affiliates of the other Party, or provide a Party with the ability to control the other Party or any subsidiaries or affiliates of the other Party, and each Party expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party or any subsidiaries or affiliates of the other Party. The Parties acknowledge and agree that FedNat and the FedNat Insurance Companies have sole and absolute discretion over whether (a) to purchase reinsurance, and (b) the timing, amount, and types of any reinsurance and Reinsurance Coverage Layers they purchase (subject to the terms of this Agreement). Nothing in this Agreement shall be construed to oblige either Party to act in breach of the requirements of any Applicable Laws, including, without limitation, securities, insurance and trade regulation laws and regulations, written policy statements of securities commissions, insurance and other regulatory authorities, and the bylaws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations. Each Party represents, warrants, covenants and agrees to and in favor of the other Party that this Agreement, and the obligations contained herein, are valid, binding and enforceable against it, and that the execution, delivery and performance of the obligations set forth herein will not violate any law, rule, order, judgment, decree, lien, regulation, contract, agreement or other restriction of any kind binding on it.

5. Governing Law. This Agreement and all actions and proceedings (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

6. Submission to Jurisdiction. Each Party agrees that it shall bring any action or proceeding between the Parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of Florida or another court sitting in Broward County, Florida (the “Chosen Courts”), and with respect to any such action or proceeding: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.

7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Assignment.

(a) Definitions. As used in this Agreement, the term “affiliate(s)” or “affiliated” shall mean any entity that controls, is controlled by or is under common control with the other entity. As used in this Agreement, the term “subsidiary” or “subsidiaries” with respect to any person means any entity of which (or in which) more than 50% of the issued and outstanding voting interests are directly or indirectly owned by that person or the entity is otherwise controlled by that person. The term “person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, or any such entity.

(b) Prohibition on Assignment; Exceptions. Neither this Agreement nor the rights or obligations hereunder shall be assignable by FedNat or FedNat Insurance Companies or their affiliates without the prior written consent of PIH. Except as expressly set forth in this Section 8(b), neither this Agreement nor the rights or obligations hereunder shall be assignable by PIH, its affiliates, or its successors and assigns without the prior written consent of FedNat. Notwithstanding anything to the contrary contained in Section 10 hereof, this Agreement may be assigned, sold or otherwise transferred by PIH without any consideration to FedNat or FedNat Insurance Companies in the following manners, subject to the terms and conditions of Section 8(c) and subject to the approval of FedNat (such approval not to be unreasonably withheld, conditioned, or delayed so long as the terms and requirements of Section 8(c) are satisfied):

(i) PIH may assign this entire Agreement (but not a portion hereof) to any one of its subsidiaries or affiliates.

(ii) PIH may sell assign or otherwise transfer (“Transfer”) this entire Agreement (but not a portion hereof) to an unaffiliated party (“Transferee”). The consideration for the Transfer will be at the sole discretion of PIH and the Transferee.

(c) Conditions to Assignment.

(i) As a condition precedent to PIH’s or any successor’s or permitted assign’s (an “Assignor”) assignment of this Agreement to one of the persons set forth in Section 8(b) (an “Assignee”), the Assignor shall deliver to FedNat prior to such assignment: (A) an assignment and assumption agreement in form and substance reasonably satisfactory to FedNat and pursuant to which Assignee agrees to be bound by all of the terms and provisions of this Agreement in its entirety as “PIH” (including all of the conditions required for the exercise of a Right of First Refusal), without condition or reservation; and (B) a Standard Non-Disclosure Agreement provided by FedNat and executed by the Assignee pursuant to which Assignee agrees to maintain the confidentiality of all exposure and related information (including, without limitation, reinsurance submission and modelling data).

(ii) In the event that an Assignor elects to assign this Agreement to a person who is not an affiliate or subsidiary of PIH (a “Proposed Third-Party Assignee”), prior to such assignment and as a condition precedent thereof, the Assignor shall deliver written notice (in the manner required by Section 11) to FedNat of all material terms and conditions of such assignment (the “Assignment Terms”). FedNat shall then have a period of three (3) business days after its receipt of written notice of all material terms and conditions to elect in writing (in the manner provided in Section 11) to elect to assume this Agreement from the Assignor pursuant to the Assignment Terms, without any additional terms, conditions, or stipulations. Any such election by FedNat shall be irrevocable once it has been made. To the extent that FedNat elects not to exercise its right to assume this Agreement pursuant to the Assignment Terms, or fails to notify Assignor of its election within the three (3) business day time frame set forth above in this Section 8(c)(ii), then Assignor shall have the right for a period of thirty (30) days to assign this Agreement to the Proposed Third-Party Assignee pursuant to the Assignment Terms (subject to the other conditions precedent set forth in this Section 8); provided, that in the event that the assignment is not consummated within such thirty (30) day period, or the Assignment Terms are materially modified (which, for the avoidance of doubt, shall mean any change that materially affects the price or any material terms or conditions of the Assignment Terms that are more favorable to the Proposed Assignee) (the “Modified Assignment Terms”), the Assignor shall again provide FedNat with a new right of first refusal with respect to the assignment of this Agreement at the Modified Assignment Terms. In such case, FedNat shall have two (2) business days following its receipt of the Modified Additional Terms to elect in writing (in the manner provided in Section 11) to assume this Agreement on such Modified Additional Terms. No Assignor shall make any assignment of this Agreement unless and until it has complied with the requirements of this Section 8(c)(ii).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall PIH or any of its successors or permitted assigns assign this Agreement to a person that sells residential property insurance in the State of Florida directly to the primary insured.

(d) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (oral and written), by and among the Parties with respect to the subject matter hereof.

10. No Third Party Rights. Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party.

11. Notices. All notices, requests, claims, demands, and other communication hereunder will be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered by hand to the address below (or to such other address as a Party may designate by written notice to other Party); (b) on the date of confirmed receipt if delivered by certified mail, postage prepaid and return receipt requested addressed as below (or to such other address as a Party may designate by written notice to other Party); or (c) for the purposes of notices, elections and other communications pursuant to the procedures set forth in Section 1, on the date of transmittal via electronic mail to the e-mail addresses of the applicable person or party involved with the reinsurance arrangements for the reinsurance coverage at such time, with a copy delivered to the individuals identified below.

If to FedNat or any FedNat Insurance Company:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Blvd., # 2100

Miami, FL 33131

Attention: Nina Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

If to PIH:

D. Kyle Cerminara

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

E-Mail: derek.bork@thompsonhine.com

12. Counterparts. This Agreement may be executed in one or more counterparts, and may be exchanged in electronic form (including by PDF), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Amendment; Modification. The Parties may by written agreement duly signed by both Parties, subject to any regulatory approval that may be required: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the documents delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the Parties. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the Parties.

14. Waiver. No failure by any Party to take any action or assert any right hereunder shall be deemed to be a waiver of its right to take any action or assert any right hereunder with respect to any future occurrence of those circumstances.

15. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding any implication in this Section 15 to the contrary, if any part of the Agreement is found to be unlawful or impermissible by a court or administrative body of competent jurisdiction, the Parties shall use reasonable efforts to amend this Agreement to address the concerns in a manner that results in a lawful and permissible agreement.

16. Headings. Headings contained in this Agreement are for reference purposes only, and they shall not affect in any way the meaning or interpretation of this Agreement.

17. Termination. This Agreement, the Right of First Refusal, and all rights of PIH (including its affiliates and assigns) and any Transferee(s) to participate in any Reinsurance Coverage Layers shall terminate upon the expiration of the Term, except as set forth in Section 1(a). This Agreement may only otherwise be terminated by mutual consent of the Parties, or as otherwise provided herein. Either Party may terminate this Agreement in the event that the other Party either: (a) commits a material breach of the terms of the Agreement and has been given written notice and at least thirty (30) days’ prior opportunity to cure such breach, and fails to do so; or (b) is deemed insolvent by applicable regulatory or judicial authorities, or is the subject of conservation, rehabilitation, liquidation, bankruptcy or other similar insolvency proceedings, which proceedings, if involuntarily instituted, are not dismissed within sixty (60) days after the initiation of the proceedings (provided, that a Party may elect to terminate this Agreement immediately if such proceedings are voluntarily initiated by the other Party with respect to itself).

18. Survival. The provisions of Sections 3 through 16, and this Section 18, shall survive the expiration or earlier termination of this Agreement.

19. Attorneys’ Fees. In the event of any dispute or controversy between the Parties relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and expenses incurred by the prevailing Party. Such award shall include post-judgment attorneys’ fees and costs.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused to be executed and delivered by their duly authorized officers this Agreement to be effective as of the Effective Date.

FEDNAT:

FEDNAT HOLDING COMPANY

By:
Name:
Title:

PIH:

1347 Property Insurance Holdings, Inc.

By:
Name:
Title:

[End of Agreement.]

SIGNATURE PAGE TO

REINSURANCE CAPACITY RIGHT OF FIRST REFUSAL AGREEMENT

EXHIBIT C

STANDSTILL AGREEMENT

THIS Standstill Agreement (this “Agreement”) is made as of [*], 2019 (the “Effective Date”) by and between FEDNAT HOLDING COMPANY, a Florida corporation (“FedNat”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”). Each of FedNat and PIH are, at times, individually referred to herein as a “Party,” and collectively referred to herein as the “Parties.”

WHEREAS, FedNat, PIH, Maison Managers, Inc., a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“MIC”), and ClaimCor, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, collectively, the “Companies”) have entered into an Equity Purchase Agreement dated as of February 25, 2019 (as it may be amended or modified from time to time, the “Purchase Agreement”) pursuant to which FedNat agreed to purchase all of the issued and outstanding capital stock and membership interest, as applicable, of the Companies (the “Acquisition”); and

WHEREAS, pursuant to the Acquisition and as partial consideration therefor, PIH will receive certain shares of FedNat Common Stock (as defined below); and

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement (collectively, the “Transactions”), PIH agrees to certain matters set forth in this Agreement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Board” means the Board of Directors of FedNat, as it is constituted from time to time.

(b) “FedNat Common Stock” means the authorized shares of common stock of FedNat, par value of one cent ($0.01) per share.

(c) “Solicitation” has the same meaning as set forth in Rule 14a-1 promulgated under the Exchange Act and shall include, without limitation, any action that causes a Person to become a participant in such a Solicitation within the meaning of Instruction 3 of Item 4 of Schedule 14A promulgated under the Exchange Act.

(d) “Voting Securities” means (i) all shares of FedNat Common Stock, (ii) all other equity securities issued by FedNat pursuant to which the holder thereof has the right to vote on any matter relating to FedNat (whether such right is conveyed by the terms of the securities, by Law, or otherwise), and (iii) all securities and other instruments of any type that are convertible into the securities described in items (i) and (ii) of this Section 1(e), in each case that are owned or held, whether direct or indirectly, and whether beneficially or of record, by PIH at any time, regardless of when they were acquired and regardless of whether they were issued pursuant to the Acquisition.

(e) All other capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Limitations on PIH’s Actions. Commencing on the Effective Date and continuing for the Term (as defined in Section 8), PIH agrees to vote all of the Voting Securities beneficially owned by each of them in accordance with the recommendation of the Board with respect to any matter that is before the stockholders of FedNat for a vote by such stockholders whenever the Board has made a recommendation to the stockholders regarding such matter (a “Board Recommended Matter”). In addition, commencing on the Effective Date and at all times during the Term, PIH shall not, directly or indirectly, do any of the following:

(a) Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer to acquire, any Voting Securities (other than a direct issuance of Voting Securities by FedNat that is approved in writing, in advance by FedNat);

(b) Sell, offer, propose to sell, agree to sell, or accept any tender or exchange offer for, in any one (1) transaction or in any series of related transactions, any Voting Securities in excess of: (i) two and one half percent (2.5%) of all Voting Securities that are issued and outstanding at the time of such sale; or (ii) with respect to PIH only, in any three (3) consecutive month period, twenty-five percent (25.0%) of the shares of FedNat Common Stock that were issued to PIH pursuant to the Acquisition.

(c) Engage or participate in any Solicitation of proxies or consents regarding the FedNat Common Stock, make any stockholder proposals at a meeting of FedNat’s stockholders, or induce or attempt to induce any other Person to initiate any stockholder proposals at any meeting of FedNat’s stockholders;

(d) Publicly advise, seek to advise, encourage, seek to encourage, influence or seek to influence any Person with respect to the voting of any shares of FedNat Common Stock held by other stockholders of FedNat;

(e) Take action to nominate or present any Person for election to the Board at any annual meeting of FedNat’s stockholders or any other meeting of FedNat’s stockholders called for the purpose of electing directors;

(f) Seek, propose or make any public statements with respect to any FedNat action requiring approval of FedNat’s stockholders;

(g) Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

(h) Propose, or make any public statement with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving FedNat, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of FedNat’s assets;

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(i) Seek, alone or in concert with others, (i) to call a meeting of stockholders of FedNat; (ii) representation on the Board; (iii) the removal of any FedNat officer and/or director; or (iv) to support financially, or through the giving of services or information, any Person who is suing or contemplating suing FedNat or any of its Affiliates, or is conducting or contemplating a Solicitation in opposition to a proposal by the Board or FedNat’s management; or

(j) Enter into, engage in, encourage or otherwise participate in any transaction designed to circumvent any of the restrictions set forth in this Agreement.

Nothing in this Agreement shall prevent PIH from engaging in private discussions with the Board, management or stockholders of FedNat regarding the FedNat business.

3. Exception. At all times during the Term, PIH shall be permitted (and the provisions of Section 2 shall not apply) to provide information or assistance to any Person in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law; provided, that in each such instance, to the greatest extent permitted by applicable law, PIH shall provide as much advance notice to FedNat of such response as reasonably possible and provide reasonable assistance to FedNat to obtain any protective order sought by FedNat with respect to such response. PIH shall be permitted to file a Statement on Schedule 13G with the SEC disclosing its investment in FedNat Common Stock, describing and filing a copy of this Agreement, if required by applicable law, and otherwise complying with the requirements of such Statement and the rules and regulations of the SEC relating to such Statement.

4. Other Acknowledgements.

(a) PIH understands and agrees that, if it votes its Voting Securities in violation of Section 2 or of this Agreement, then PIH hereby unconditionally and irrevocably instructs FedNat not to record the amount of Voting Securities so voted; and (ii) if all of PIH’s Voting Securities are not voted in favor of any Board Recommended Matter (whether by virtue of a negative vote or abstention), then the number of shares not voted in favor of the Board Recommended Matter shall be automatically voted, and deemed for all purposes to have been voted by PIH in favor of such Board Recommended Matter.

(b) If and to the extent that it is determined that Section 4(a) hereof is unenforceable, then PIH covenants and agrees that PIH will cause all of its Voting Securities to be voted at any meeting of FedNat’s stockholders or at any adjournments or postponements thereof: (i) in favor of each Board Recommended Matter; and (ii) against any stockholder nominations for director.

(c) In the event that the Voting Securities are sold or otherwise transferred in a privately negotiated transaction, the purchaser or transferee shall take the Voting Securities subject to all of the restrictions set forth in this Agreement. PIH agrees to provide FedNat with five (5) Business Days’ prior written notice of any such transaction.

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5. Equitable Remedies; Remedies for Certain Breaches.

(a) The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of the provisions of Sections 2 or 4 of this Agreement, and that the non-breaching Party shall be entitled to specific performance and injunctive (preliminary or permanent) or other equitable relief as remedies for any breach of any such section. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity. Each Party waives any requirement for the securing or posting of any bond in connection with any such remedy.

(b) The rights and remedies of the Parties under this Agreement shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the exercising Party and may be exercised as often as such Party shall deem necessary or desirable, and the non-exercise by a Party of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

6. Additional Representations, Warranties, and Covenants. PIH hereby represents, warrants, and covenants to and in favor of FedNat that:

(a) PIH has all requisite capacity, power and authority to enter into and perform PIH’s obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Person is necessary on the part of PIH for the execution, delivery and performance of this Agreement by PIH or the consummation by PIH of the transactions and agreements contemplated hereby.

(b) This Agreement has been duly executed and delivered by PIH and the execution, delivery and performance of this Agreement by PIH and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PIH.

(c) Assuming the due authorization, execution and delivery of this Agreement by FedNat, this Agreement constitutes the valid and binding agreement of PIH, enforceable against PIH in accordance with its terms.

(d) Except as contemplated by this Agreement, PIH has not been a party to any grant of proxy or power of attorney, deposited any of its Voting Securities into a voting trust or similar arrangement, entered into any Contract with any Person (including, without limitation, any voting agreement or similar arrangement), or otherwise, granted, delegated or otherwise assigned any of its voting power as a holder of Voting Securities, whether directly or indirectly, in any manner that is inconsistent with PIH’s obligations under this Agreement. Neither the execution and delivery of this Agreement by PIH nor the consummation by PIH of the transactions and agreements contemplated hereby or compliance by PIH with any of the provisions hereof shall: (i) conflict with or violate any provision of the organizational documents of PIH; (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of PIH pursuant to any Contract to which PIH is a party or by which PIH or any property or asset of PIH is bound or affected; or (iii) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to PIH or any of PIH’s properties or assets.

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(e) Except for restrictions in favor of FedNat pursuant to this Agreement and in any other agreement entered into by PIH in connection with the Transactions, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, PIH is the sole record and beneficial owner of all of PIH’s Voting Securities, in each case free and clear of Liens, and has the full and exclusive power to vote or direct the vote with respect to the Voting Securities. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Voting Securities, a Person shall be deemed to be the beneficial owner of any Voting Securities which may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Voting Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) There is no Action pending or, to the knowledge of PIH, threatened, against or affecting such Party before or by any Governmental Entity, except, as is not, and would not reasonably be, expected, either individually or in the aggregate, to impair the ability of PIH to perform PIH’s obligations hereunder in any respect.

(g) PIH understands and acknowledges that FedNat is entering into the Purchase Agreement in reliance upon PIH’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements of PIH contained herein.

(h) PIH shall not take any action that would make any representation or warranty of PIH contained herein untrue or incorrect in any material respect, or that would prohibit PIH from performing all of PIH’s covenants and obligations contained herein.

7. No Reliance. Except as expressly set forth in any representation, warranty, or covenant made by a Party in this Agreement, each Party expressly disclaims and shall not be deemed to have made any representation, warranty or covenant, express or implied, to the other Party, in connection with or related to the transactions contemplated by this Agreement.

8. Term. This Agreement shall terminate and shall be of no further force or effect as of the date that is the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to the expiration of the Term.

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9. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) if personally delivered, on the date of delivery; (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service; (iii) if deposited in the United States mail, first class postage prepaid, on the fifth (5th) Business Day following the date of such deposit; or (iv) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to FedNat, to:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Blvd., Suite 2100

Miami, FL 33131

Attention: Nina S. Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

If to PIH, to:

D. Kyle Cerminara

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

E-Mail: derek.bork@thompsonhine.com

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(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Parties.

(d) Successors and Assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the Parties.

(g) Further Assurances; Ownership. From time to time at the request of FedNat, and without further consideration, PIH shall execute and deliver, or cause to be executed and delivered, such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to carry out and fully effectuate the actions required by it under this Agreement.

(i) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including FedNat, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon FedNat beneficial ownership of any Voting Securities.

(j) Entire Agreement. This Agreement and the Purchase Agreement collectively embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(k) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

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(l) No Waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or any of its rights with respect to any other matter relating to this Agreement.

(m) Governing Law. This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(n) Submission to Jurisdiction. Each Party agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 9(b).

(o) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(o).

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(p) Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section, schedule, or exhibit, such reference shall be to a Section, schedule, or exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(q) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(r) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed to be effective as of the Effective Date.

FEDNAT:

FEDNAT HOLDING COMPANY

By:
Name:
Title:

PIH:

1347 Property Insurance Holdings, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO STANDSTILL AGREEMENT

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of [●], 2019 by and between FedNat Holding Company, a Florida corporation (the “Company”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“Parent”).

This Agreement is made pursuant to the Equity Purchase Agreement dated as of February 25, 2019 by and between the Company, Parent, Maison Managers, Inc., a Delaware corporation, Maison Insurance Company, a Louisiana corporation, and ClaimCor, LLC, a Florida limited liability company (the “Purchase Agreement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Parent agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means a day other than a Saturday or Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such shares of voting common stock may hereinafter be reclassified.

“Effective Date” means the date that the Registration Statement filed pursuant to Section 2 is first declared effective by the Commission.

“Effectiveness Deadline” means, with respect to a Registration Statement, the earlier of: (i) the seventy-fifth (75th) day following the Closing Date or (ii) the second (2nd) Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of the Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares, provided that Shares shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement or Rule 144 under the Securities Act (in which case, only such security sold shall cease to be a Registrable Security); (B) becoming eligible for sale without time, volume or manner of sale restrictions by Parent under Rule 144 and without current public information pursuant to Rule 144(c)(1); (C) if such Shares have ceased to be outstanding; and (D) the date a Registration Statement becomes effective including such Shares and all such Shares have been disposed by Parent in accordance with such effective Registration Statement. For the avoidance of doubt, the fact that the Registrable Securities may at times cease to be Registrable Securities does not prevent them from again becoming Registrable Securities in the future.

“Registration Statements” means any one or more registration statements of the Company required to be filed pursuant to this Agreement under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued to the Parent pursuant to the Purchase Agreement.

“Trading Day” means a day on which the Common Stock is listed or quoted and traded on its Principal Market.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

2. Registration Request. The Company shall file with the Commission as soon as reasonably practicable after the Closing Date, but in any event no later than fifteen (15) Business Days after the Closing Date, a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or on another appropriate form in accordance herewith and the Company shall undertake to register the Registrable Securities on Form S-3 as soon as such form is available; provided, that the Company shall use its best efforts to maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission).  The Company shall use its best efforts to cause each Registration Statement to be declared effective by the Commission as soon as practicable following the filing thereof, but in any event no later than the Effectiveness Deadline, and shall use its best efforts to keep each Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by Parent or (ii) the date that all Registrable Securities covered by such Registration Statement may be sold by Parent (A) without volume or manner of sale restrictions under Rule 144 and (B) without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (such period of time, the “Effectiveness Period”). The Company shall request effectiveness of any such Registration Statement as of 5:00 p.m., New York City time, on a Trading Day. The Company shall promptly notify Parent via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement on the same Trading Day that the Company confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m., New York City time, on the Trading Day after the effective date of such Registration Statement, file a final Prospectus for a Registration Statement with the Commission, as required by Rule 424(b).

3. Piggyback Registration.

(a) Without prejudice to the rights of Parent under Section 4(o), if at any time when any Registrable Securities are outstanding, there is not an effective Registration Statement covering all of the Registrable Securities and the Company intends to file a Registration Statement covering a primary or secondary offering of any of its equity securities, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least fifteen (15) Business Days before the anticipated filing date) give written notice to Parent of its intention to effect such a registration (which notice shall state the intended method of disposition of such Registrable Securities, the number of securities proposed to be registered, the proposed managing underwriter(s) (if any, and if known) and a good faith estimate by the Company of the proposed minimum offering price of such equity securities). The Company will effect the registration under the Securities Act of all Registrable Securities that Parent requests be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in the preceding sentence. Subject to Section 3(b), securities requested to be included in a Company registration pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above. Parent shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least five (5) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by Parent in such registration under this Section 3. There shall be no limit to the number of Piggyback Registrations pursuant to this Section 3(a).

(b) If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Common Stock and other securities the Company proposes to sell, (ii) second, the Registrable Securities of Parent to the extent that Parent has requested inclusion of Registrable Securities pursuant to this Section 3, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement. The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3. Parent may not participate in any underwritten registration under this Section 3 unless Parent (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required, in customary form, under the terms of such underwriting arrangements.

4. Registration Procedures. In connection with the Company’s registration obligations hereunder:

(a) the Company shall, not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (and, promptly upon request of Parent, copies of documents to be incorporated or deemed to be incorporated by reference into such Registration Statement, Prospectus or amendment or supplement thereto), (i) furnish to one counsel designated by Parent (“Parent’s Counsel”), copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the reasonable review of Parent’s Counsel, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of Parent’s Counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided that all such documents provided prior to filing, and the information contained therein, shall be confidential and may not be disclosed to any third party, nor shall Parent undertake any transactions in the Common Stock after receiving such documents but prior to the filing of such documents. The Company shall not (i) file any Registration Statement, or any such Prospectus, or amendment or supplement thereto containing information to which Parent’s Counsel reasonably objects in good faith and (ii) submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Parent, which consent shall not be unreasonably withheld, or delayed or conditioned, provided, that, the Company is notified of such objection in writing no later than two (2) Trading Days after Parent has been so furnished copies of a Registration Statement or any related Prospectus or amendments or supplements thereto.

(b) (i) the Company shall prepare and file with the Commission such amendments, including post-effective amendments and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during a Grace Period (as defined below)); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during a Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible, provide Parent’s Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement (provided, that the Company shall excise any information contained therein which would constitute material non-public information); and (iv) the Company shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by Parent as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, that Parent shall be responsible for the delivery of the Prospectus to the Persons to whom Parent sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and Parent agrees to dispose of Registrable Securities in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 4(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c) the Company shall notify Parent (which notice shall, pursuant to clauses (ii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made, if applicable) as promptly as reasonably practicable (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed with the Commission; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, provided, that any and all of such information shall remain confidential to Parent until such information otherwise becomes public, unless disclosure to Parent is required by law or judicial process; provided, further, that notwithstanding any Parent’s agreement to keep such information confidential, the Company and Parent make no acknowledgement that any such information is material, non-public information.

(d) Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company. The Company shall be entitled to exercise its right under this Section 4(d) to suspend the availability of a Registration Statement and Prospectus for a period or periods (each, a “Grace Period”) not to exceed sixty (60) calendar days (which need not be consecutive days) in any twelve (12)-month period and any such Grace Period shall not exceed an aggregate of thirty (30) consecutive days and the first day of any such period must be at least five (5) days after the last day of any such prior Grace Period.  For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Parent receives the notice referred to in Section 4(c)(ii) through (vi) and shall end on and include the later of the date Parent receives the notice referred to in this Section 4(d) and the date referred to in such notice.   During the Grace Period, the Company shall not be required to maintain the effectiveness of any Registration Statement filed hereunder and, in any event, Parent shall suspend sales of Registrable Securities pursuant to such Registration Statements during the pendency of the Grace Period; provided, the Company shall promptly and in compliance Sections 4(c) and (d) (i) notify Parent in writing of the existence of material non-public information giving rise to a Grace Period or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use its best efforts to terminate a Grace Period as promptly as reasonably practicable provided that such termination is, in the good faith judgment of the Company, in the best interest of the Company, and to ensure that the use of the Prospectus may be resumed as promptly as is practicable, and (iii) notify Parent in writing of the date on which the Grace Period ends. Notwithstanding anything to the contrary, the Company shall cause the Company’s transfer agent to deliver unlegended Shares to a transferee of Parent in connection with any sale of Registrable Securities with respect to which Parent has entered into a contract for sale prior to Parent’s receipt of the notice of a Grace Period and for which Parent has not yet settled.

(e) the Company shall use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(f) the Company shall furnish to Parent, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by Parent (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR or successor system.

(g) the Company agrees to promptly deliver to Parent, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by Parent in connection with the offering and sale of Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) the Company shall, prior to any resale of Registrable Securities by Parent, use its best efforts to register or qualify or cooperate with Parent in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by Parent under the securities or Blue Sky laws of such jurisdictions within the United States as Parent reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any general tax in any such jurisdiction where it is not then so subject or file a consent to service of process in any such jurisdiction.

(i) the Company shall reasonably cooperate with Parent to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted under applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as Parent may reasonably request. Certificates for Registrable Securities free from all restrictive legends may be transmitted by the Company’s transfer agent to Parent by crediting the account of Parent’s prime broker with the Depositary Trust Company, if and as directed by Parent.

(j) the Company shall following the occurrence of any event contemplated by Sections 4(c)(ii)-(vi), as promptly as reasonably practicable, as applicable: (i) use its best efforts to prevent the issuance of any stop order or obtain its withdrawal at the earliest possible moment if the stop order have been issued, or (ii) taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(k) the Company may require Parent to furnish to the Company a certified statement as to (i) the number of securities of the Company beneficially owned by Parent and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority (“FINRA”) affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock, and (iv) any other information as may be requested by the Commission, FINRA, any state securities commission or any other government or regulatory body with jurisdiction over the Company or its activities. The Company shall reasonably cooperate with any broker-dealer through which Parent proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department, as requested by Parent.

(l) if requested by Parent’s Counsel, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

(m) the Company shall use best efforts to cause all Registrable Securities to be listed on each Trading Market on which securities of the same series or class issued by the Company are then listed, or if no such similar securities are then listed, on a Trading Market selected by the Company.

(n) the Company may require Parent to furnish to the Company in writing such information required under the Securities Act in connection with such registration regarding Parent and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing.

(o) the Company shall not file any other registration statements until, or grant registration rights to any Person that can be exercised prior to, the date that all Shares either are registered pursuant to a Registration Statement that is declared effective by the Commission and is effective or may be sold without any restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1); provided, that this Section 4(o) shall not prohibit the Company from filing amendments (pre-effective and post-effective) to, or conducting offerings pursuant to, registration statements filed prior to the date of this Agreement; and provided, further, that no such amendment shall increase the number of securities registered on a registration statement.

(p) in no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of Parent.

(q) the Company shall comply with all applicable rules and regulations of the Commission in connection with its obligations under this Agreement.

(r) the Company shall hold in confidence and not make any disclosure of information concerning Parent provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement.  The Company agrees that it shall, upon learning that disclosure of such information concerning Parent is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Parent and allow Parent, at Parent’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(s) the Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other U.S. state securities regulators as may be necessary to consummate the disposition of such Registrable Securities.

(t) unless required by applicable law, neither the Company nor any subsidiary or Affiliate thereof shall identify Parent as an underwriter in any public disclosure or filing with the Commission or any Trading Market.

(u) within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to Parent and Parent’s Counsel) confirmation in writing that such Registration Statement has been declared effective by the Commission.

5. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of Parent’s Counsel) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence that are the Company’s responsibility shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by Parent) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which Parent intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by Parent), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, including the Company’s independent registered public accountants. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

6. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless Parent, the officers, directors, agents, general partners, managing members, managers, Affiliates and employees, each Person who controls Parent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, general partners, managing members, managers, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Parent furnished in writing to the Company by or on behalf of Parent expressly for use therein, or to the extent that such information relates to Parent or Parent’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by Parent or Parent’s Counsel expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, (B) Parent’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company, or (C) in the case of an occurrence of an event of the type specified in Sections 4(c)(ii)-(vi), related to the use by Parent of an outdated or defective Prospectus after the Company has notified Parent that the Prospectus is outdated or defective and prior to the receipt by Parent of the Advice contemplated and defined in Section 7(e) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 6(c)) and shall survive the transfer of the Registrable Securities by Parent. The Company shall notify Parent promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

(b) Indemnification by Parent. Parent shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, in each case to the extent and only to the extent, that such Losses arise solely out of or are based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Parent furnished in writing to the Company by or on behalf of Parent expressly for use therein. In no event shall the liability of Parent hereunder (together with any liability under Section 6(d)) be greater in amount than the dollar amount of the net proceeds received by Parent upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of one (1) counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such written notice within a reasonable time of commencement of any such Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Proceeding.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding, does not involve a finding or admission of wrongdoing by the Indemnified Party or any of its affiliates, does not impose equitable remedies or obligations on the Indemnified Party or any or its affiliates other than solely the payment of money damages for which the Indemnifying Party will pay.

Subject to the terms of this Agreement, all documented fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 6(c)) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by Parent pursuant to Section 7(j).

(d) Contribution. If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 6(a) and 6(b) was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(d), Parent shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by Parent from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that Parent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 6 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement.

7. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by Parent of any of their obligations under this Agreement, the Company or Parent, as the case may be, in addition to being entitled to seek to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement. The Company and Parent agree that monetary damages may not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement.

(b) Rule 144 Requirements. With a view of making available to the Parent the benefits of Rule 144 that may at any time permit Parent to sell securities of the Company to the public without registration, the Company shall make and maintain public information available, as those terms are understood and defined in Rule 144, and shall timely file with the Commission all reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and as the Commission may require. The Company shall furnish to Parent promptly upon request a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report; and such other reports and documents as Parent may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

(c) Obligations of Parent in a Registration. Parent agrees to timely furnish in writing such information regarding it, the securities sought to be registered and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably be required to effect the registration of such Registrable Securities (the “Requested Information”).

(d) Compliance. Parent covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(e) Discontinued Disposition. Parent agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 4(c)(ii)-(vi), Parent will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Parent.

(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign its rights or obligations hereunder (except by merger or in connection with another entity acquiring all or substantially all of such party’s assets) without the prior written consent of the other party. Parent may assign its rights hereunder as set forth in Section 7(i).

(i) Assignment of Registration Rights.  The rights under this Agreement shall be automatically assignable by Parent to any transferee of all or any portion of such Parent’s Registrable Securities if: (i) Parent agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

(k) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with Section 9.07 of the Purchase Agreement.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

(o) Effectiveness; Termination. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

[SIGNATURES ON FOLLOWING PAGE]

The parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized officers, effective as of the date on the first page hereof.

FEDNAT HOLDING COMPANY

By:
Name:
Title:

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

EXHIBIT E

INVESTMENT ADVISORY AGREEMENT

This investment advisory agreement (this “Agreement”) is made and entered into effective as of [*], 2019, by and between [*], a [*] (the “Advisor”) and FedNat Holding Company, a Florida corporation (the “Client”).

Preliminary Statements

A. The Advisor wishes to provide non-discretionary investment advisory services to the Client;

B. The Advisor and the Client wish to enter into this Agreement in order to set forth the terms by which the Advisor would perform the investment advisory services for the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto hereby agree as follows:

1. Non-Discretionary Investment Advisory Services; Fees.

(a) The Advisor will provide the Client with non-discretionary investment advisory services (the “Investment Advisory Services”), including without limitation: identifying, analyzing and recommending potential investments, advising as to existing investments and investment optimization, recommending investment dispositions, and advising as to the Advisor’s views and outlook on macro-economic conditions. The Client hereby engages the Advisor as investment adviser to the Client to provide non-discretionary investment advice with respect to Client investments and potential investments. The Advisor hereby accepts such appointment. Advisor will have no authority to withdraw or transfer assets from Client’s accounts. The Advisor may engage and assign all or a portion of the Investment Advisory Services to a sub-advisor so long as such sub-advisor is a registered investment adviser.

(b) Advisor will conduct periodic portfolio reviews with Client. Advisor will generally be available to discuss Client’s account during normal business hours. Advisor will attempt to meet with Client at least annually to discuss Client’s investment needs, goals and objectives and review Client’s account performance and the continued suitability of investments recommended by Advisor for Client.

(c) The Advisor will for all purposes of this Agreement be an independent contractor and not an agent or employee of the Client.

(d) In consideration of the Investment Advisory Services provided to the Client hereunder, the Client will pay the Advisor an annual management fee of $100,000, paid quarterly in advance (the “Management Fee”). The quarterly installment of the Management Fee will be due no later than five business days after the beginning of each calendar quarter commencing with [*], 2019.

2. Expenses. The Client will be responsible for the fees and expenses of administrators, auditors and other service providers of the Client. The Advisor will be responsible for its own expenses in connection with the provision of the Investment Advisory Services.

3. Representations and Warranties; Covenants.

(a) The Client represents and warrants to the Advisor and agrees as follows: (i) this Agreement has been duly and validly authorized by the Client and executed and delivered by the Client in accordance with the applicable provisions of its governing documents (the “Governing Provisions”) and constitutes a valid and binding agreement of the Client enforceable in accordance with its terms; (ii) its entering into this Agreement will not breach or cause to be breached any of the Governing Provisions or any other undertaking, agreement, contract, statute, rule or regulation to which the Client is a party or by which it is bound; and (iii) it is duly incorporated and validly existing and in good standing under the laws of the State of Florida and it has the full power and authority under the Governing Provisions to enter into, and perform its obligations under, this Agreement.

(b) The Advisor represents and warrants to the Client and agrees as follows: (i) this Agreement has been duly and validly authorized, executed and delivered by the Advisor in accordance with its Governing Provisions and constitutes a valid and binding agreement of the Advisor enforceable in accordance with its terms; (ii) its entering into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Advisor is a party or by which it is bound; (iii) it is duly organized and validly existing and in good standing under the laws of the State of [*]; and (iv) it is and shall remain in compliance in all respects with the Governing Provisions and all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Advisor and/or this Agreement.

(c) The Client further acknowledges that all advice given by the Advisor is the confidential property of the Advisor, and the Client will not make use of such advice in any manner or disclose the same to third parties, other than to Client’s other investment managers who would be involved in the evaluation and execution of any such advice, without the prior written consent of the Advisor. Nothing contained in this Agreement will require the Advisor to disclose the details of any of its investment programs, formulae or strategies, except as required by applicable law.

(d) The Client acknowledges that Advisor’s past performance and advice regarding Client’s accounts cannot guarantee future results. As with all market investments, Client investments can appreciate or depreciate and Advisor does not guarantee or warrant that the services it offers will result in a profit or perform in any particular way. Client also understands that there are no guarantees that its investment goals or objectives will be met or that any investment recommendations by the Advisor will be successful in achieving Client’s short or long-term objectives or perform within any target risk limitations.

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(e) The Client expressly understands and agrees that Advisor is not qualified to, and does not purport to provide, any legal, accounting, estate, actuary, or tax advice or to prepare any legal, accounting or tax documents. Nothing in this Agreement is to be construed as providing for such services. Client will rely on its own tax attorney or accountant for tax advice or tax preparation.

4. Termination.

(a) The term of this Agreement will commence as of the date of this Agreement and continue in effect for a period of five years unless terminated earlier as provided in this Section 4.

(b) The Advisor may terminate this Agreement at any time upon reasonable prior written notice to the Client. Client may terminate this Agreement only in the following circumstances:

(i) if the Advisor commits any breach of its obligations under this Agreement and fails, within (10) ten business days of receipt of notice served by the Client requiring it so to do, to make good such breach;

(ii) at any time by giving notice in writing to the Advisor if the Advisor goes into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the parties) or if a receiver is appointed of any of the assets of the Advisor or if the Advisor makes or proposes any arrangement or composition with its creditors or class of creditors;

(iii) if the Advisor is found in a legal proceeding to have violated any antifraud or anti-manipulative provisions of laws relating to the financial services industry or of any other criminal statute involving intentional fraud, misappropriation, misrepresentation, or embezzlement; or

(iv) if the Adviser is subject to censure or disqualification of under the Investment Advisers Act of 1940, or the Securities Act of 1933, each as amended, or if the Advisor is no longer the holder of all licenses, permissions, authorizations and consents required to enable it to perform its duties pursuant to this Agreement.

(b) Upon termination of this Agreement, the Advisor must repay to the Client the unearned portion (computed on the basis of the number of days elapsed), if any, of any Management Fees previously paid to the Advisor.

5. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings.

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(b) Amendment; Waiver. Any term of this Agreement may be amended or waived only by an instrument in writing and signed by both the Advisor and the Client. A waiver of any breach or failure to enforce any term or provision of this Agreement will not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or provision of this Agreement.

(c) Successors and Assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that consent of the Client will not be required for the Advisor to engage sub-advisors to provide the Investment Advisory Services as provided in Section 1(a). This Agreement is binding upon and will inure to the benefit of the Advisor and the Client and their respective successors and permitted assigns.

(d) Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(e) Notices. All notices, demands and other communications hereunder must be in writing (including facsimile and email) and must be given:

If to the Advisor:

D. Kyle Cerminara
Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Burke A. McDavid
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
E-Mail: bmcdavid@akingump.com

If to the Client:

FedNat Holding Company
14050 NW 14th Street, Suite 180
Sunrise, FL 33323
Attention: Michael H. Braun, CEO and President
E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel
2 S. Biscayne Blvd., # 2100
Miami, FL 33131
Attention: Nina Gordon, Esq.
E-Mail: nina.gordon@nelsonmullins.com

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or to such other address, facsimile number or email address and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication will be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this section and evidence of receipt is received, (ii) if sent by email, on receipt by the sender of a “read receipt” in respect of the relevant message or (iii) if given by any other means, upon delivery or refusal of delivery at the address specified in this section

(f) Severability. If any provision or clause of this Agreement is found to be invalid or unenforceable under any applicable law, this Agreement will be considered severable and divisible, and a reviewing body shall have the authority to amend or “blue pencil” the Agreement so as to make it fully valid and enforceable.

(g) Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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This Agreement has been executed and delivered by the parties hereto as of [*], 2019.

FedNat Holding Company

By:
Name:
Title:

[Advisor]

By:
Name:
Title:

[Signature page to Investment Advisory Agreement]